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Exhibit 99.(a)(1)

Troy GAC Telecommunications S.A. 3, Stratigou Tombra Street GR-153 42, Ag. Paraskevi Athens, Greece	TIM Hellas Telecommunications S.A. 66, Kifissias Avenue 15125 Maroussi Athens, Greece

PRELIMINARY TRANSACTION STATEMENT
for holders of
Ordinary Shares, American Depositary Shares
and
Dutch Depositary Receipts
of
TIM Hellas Telecommunications S.A.

        This transaction statement is being sent to you as a holder of ordinary shares, American Depositary Shares or Dutch Depositary Receipts of TIM Hellas Telecommunications S.A. (the "Company") in connection with the proposed merger between the Company and Troy GAC Telecommunications S.A. ("Troy GAC") and certain related transactions.

        As you may know, on June 15, 2005, Troy GAC acquired a stake of 80.87% in the Company from TIM International N.V. at a price of €16.42475 per share. At that time, Troy GAC announced its intention to acquire the remaining shares of the Company, including those underlying the Company's ADSs and DDRs, at the same per share price through a cash-out merger between Troy GAC and the Company under Greek law. In furtherance of that plan, on July 21, 2005, Troy GAC and the Company entered into a draft merger agreement providing for a cash-out merger under Greek law in which the Company would be merged with and into Troy GAC, with all ordinary shares of the Company being canceled and representing only the right to receive cash consideration in the amount of €16.42475 per share. Ordinary shares held by Troy GAC will be canceled in the merger without payment therefor. Among other things, the merger and the draft merger agreement must be approved by the vote of the shareholders of each of the Company and Troy GAC.

        This transaction statement provides you with information about the proposed merger and certain related transactions and possible purchases by Troy GAC. This transaction statement also provides information about the extraordinary general meeting of shareholders of the Company to be held on October 4, 2005 at which the merger and the draft merger agreement will be voted on by the Company's shareholders. We encourage you to read the entire transaction statement carefully. You may also obtain more information about the Company from documents we have filed with the U.S. Securities and Exchange Commission.

        None of the U.S. Securities and Exchange Commission, or any state securities commission, or any securities regulatory authority of any other jurisdiction has approved or disapproved of the transactions discussed in this document, passed upon the merits or fairness of the transactions, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

September 2, 2005

FINANCING FOR THE GOING PRIVATE TRANSACTION	37
Source of Funds	37
Borrowed Funds	37
Conditions	40
REGULATORY APPROVALS	41
ADDITIONAL INFORMATION	42
Purchases of TIM Hellas Securities During Past Two Years	42
Current Ownership of Ordinary Shares, ADSs or DDRs by the Buyer Group	42
Agreements Involving TIM Hellas' Securities	42
Fees and Expenses	42

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address some commonly asked questions regarding the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of TIM Hellas Telecommunications S.A. (which we refer to in this document as "TIM Hellas" or the "Company"). Please refer to the more detailed information contained elsewhere in this transaction statement, the annexes to this transaction statement, and the documents referred to or incorporated by reference in this transaction statement.

Q: Why am I receiving this transaction statement?

A: All holders of ordinary shares, nominal value €1.53 per share, American Depositary Shares (or ADSs) or Dutch Depositary Receipts (or DDRs), each ADS or DDR representing one ordinary share, of TIM Hellas are being furnished with this transaction statement in connection with the extraordinary general meeting of shareholders to be held on October 4, 2005, or at any adjournments, postponements or continuations of the meeting.

Q: What vote will be taken at that meeting?

A: Shareholders will vote on the approval of the cash-out merger of TIM Hellas with and into Troy GAC Telecommunications S.A. (which we refer to in this document as "Troy GAC") and the draft merger agreement between TIM Hellas and Troy GAC providing for the merger, and a proposal for the Company to waive claims against its former directors. See "The Extraordinary General Meeting" for more information.

Q: What will happen in the merger?

A: TIM Hellas will be merged with and into Troy GAC and, by virtue of the merger, TIM Hellas will effectively be dissolved with its entire property (assets and liabilities) effectively transferred to Troy GAC. The surviving company will be wholly owned by Troy II, a Luxembourg entity which is wholly owned by Troy I S.àr.l., a Luxembourg entity which is wholly owned by Troy S.àr.l., a Luxembourg entity. Troy S.àr.l, Troy I S.àr.l and Troy II are holding companies, sometimes referred to as the "Luxembourg holding companies," that are owned and controlled by Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P. (which we refer to in this document, together, as the "Apax shareholders") and by TPG Partners IV, L.P., T3 Partners II, L.P. and T3 Parallel II, L.P. (which we refer to in this document, collectively, as the "TPG shareholders"). See "The Merger" for more information. The Apax shareholders are controlled by Apax Europe Managers Limited and Apax Europe VI GP Co. Limited (which we refer to in this document, collectively, as the "Apax Entities"). The TPG shareholders are controlled by TPG Advisors IV, Inc. and T3 Advisors II, Inc. (which we refer to in this document, collectively, as the "TPG Entities"). See "Information Concerning the Buyer Group" for more information.

After the completion of the merger, TIM Hellas ADSs and DDRs will cease to be listed on the Nasdaq National Market and Euronext Amsterdam and will not be publicly traded, and the ADS and DDR programs will be terminated. See "Special Factors Relating to the Going Private Transaction—Effects of the Transaction" for more information.

Q: What will I receive in the merger?

A: Holders of ordinary shares of TIM Hellas (other than Troy GAC) will be entitled to receive, upon surrender of their shares, €16.42475 in cash, without interest and less any applicable withholding tax, for each ordinary share owned by them. In order for holders of ADSs and DDRs to receive the cash consideration paid in the merger, such holders will have to surrender their ADSs or DDRs to the respective depositary for such securities, The Bank of New York and NV Algemeen Nederlands Trustkantoor ANT, respectively (which we refer to as the "U.S. depositary" and the "Dutch depositary," respectively), and will receive €16.42475 in cash, without interest and less any applicable surrender or

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cancellation fee under the relevant deposit agreement and any applicable withholding tax, for each ADS or DDR owned by them. The U.S. depositary will convert the euros received into U.S. dollars and holders of ADSs will receive the U.S. dollar equivalent of the euro merger consideration (net of fees and expenses). See "The Merger" for more information. For illustrative purposes only, based on the U.S. dollar spot against the euro exchange rate published in the Financial Times on September 1, 2005 of $1.234 for one Euro, the U.S. dollar equivalent of €16.42475 per share would be approximately $20.26814 per share.

Q: Are any affiliates of TIM Hellas engaged in the transactions described in this document?

A: Yes. Troy GAC, as the owner of 80.87% of TIM Hellas' equity, is the controlling shareholder of TIM Hellas. Troy GAC is indirectly controlled by the Apax Entities and the TPG Entities. In addition, Mr. Socrates Kominakis, the managing director of TIM Hellas, has invested in Troy S.àr.l. and will hold a continuing indirect equity interest of approximately between 3% and 5% in the business of TIM Hellas following the merger. Accordingly, Troy GAC, the Apax Entities, the TPG Entities and Mr. Kominakis (which we refer to in this document, collectively, as the "Buyer Group") are affiliates of TIM Hellas engaged in the transactions. See "Information Concerning the Buyer Group" for more information. In addition, TIM Hellas, as a party to the merger, may be deemed to be engaged in the transactions.

Q: How will the merger be funded?

A: The merger will be funded through indebtedness incurred by affiliates of Troy GAC and the Company under three bridge facility agreements, each entered into with a group of lenders led by J.P. Morgan Europe Limited and Deutsche Bank AG London, or any refinancing of these facilities, in addition to amounts currently held by Troy GAC for this purpose. The terms of these facilities are described in more detail in this transaction statement under the heading "Financing for the Going Private Transaction—Borrowed Funds." Amounts borrowed by affiliates of Troy GAC and the Company under the bridge facilities or any refinancing of these facilities will subsequently be lent to Troy GAC for the purpose of consummating the merger. See "Financing for the Going Private Transaction" for more information.

Q: What is the recommendation of TIM Hellas' board of directors?

A: In the opinion of the TIM Hellas board of directors, the terms and provisions of the draft merger agreement and the proposed merger are fair to, and in the best interests of, TIM Hellas and its shareholders. The TIM Hellas board of directors has unanimously determined that the draft merger agreement and merger are advisable and recommends that you vote "FOR" the approval of the merger and the draft merger agreement. See "Special Factors Relating to the Going Private Transaction—Recommendation of the Board of Directors; Position Regarding Fairness of the Transaction" for more information.

Q: What factors did TIM Hellas' board of directors consider in making its recommendation?

A: In making its recommendation, the TIM Hellas board of directors took into account, among other things, the cash consideration to be received by the holders of TIM Hellas securities in the merger; the fact that this consideration is the same as that paid to TIM International N.V. (the former controlling shareholder of the Company) and had been negotiated by Troy GAC with TIM International on an arm's-length basis; the current and historical market prices of TIM Hellas securities; the fact that the merger consideration will be paid entirely in cash and is not subject to any financing condition or deferral; and the opinion of Morgan Stanley & Co. Limited (which we refer to in this document as "Morgan Stanley"), as described below. See "Special Factors Relating to the Going Private Transaction—Recommendation of the Board of Directors; Position Regarding Fairness of the Transaction" for more information.

Q: Did TIM Hellas' board of directors obtain the opinion of an independent investment bank?

A: Yes, Morgan Stanley delivered an opinion to the TIM Hellas board of directors to the effect that, as at August 24, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the €16.42475 per share in cash to be received by the holders (other than Troy GAC) of the outstanding ordinary shares pursuant to the merger agreement was fair, from a financial point of view, to those holders. See "Special Factors Relating to the Going Private Transaction—Opinion of Morgan Stanley" for more information.

Q: What is the view of the Buyer Group regarding the fairness of the transactions described in this document to the unaffiliated holders of ordinary shares, ADSs and DDRs?

A: The Buyer Group believes the transactions are substantively and procedurally fair to the unaffiliated security holders of TIM Hellas. See "Special Factors Relating to the Going Private Transaction—Position of the Buyer Group Regarding the Fairness of the Transaction" for more information.

Q: Do any of the officers, directors or significant shareholders of TIM Hellas have a conflict of interest in connection with the merger?

A: Yes, as described in this document, six of the eight members of the TIM Hellas board of directors are affiliated with the Apax shareholders or the TPG shareholders, which shareholders will indirectly own all of the equity interests in the Company following the merger. In addition, Mr. Kominakis, the Managing Director of the Company, has invested in Troy S.àr.l., and thus will have a continuing indirect equity interest in the Company. See "Special Factors Relating to the Going Private Transaction—Interests of the Buyer Group and TIM Hellas Directors and Officers in the Merger" for more information.

Q: Was there a special committee of the TIM Hellas' board of directors?

A: No, under Greek law there is no requirement for a special committee of the board of directors to review the proposed merger and it would be unusual for such a committee to be established for a transaction between Greek companies, such as the proposed merger. Mr. Argyros, the chairman of the board of directors of TIM Hellas and the only member of the board of directors who is neither an officer of the Company nor affiliated with the Apax shareholders or the TPG shareholders, voted in favor of the merger. See "Special Factors Relating to the Going Private Transaction—Recommendation of the Board of Directors; Position Regarding Fairness of the Transaction" for more information.

Q: What regulatory approvals and filings are needed to complete the merger?

A: Prior to completing its acquisition of ordinary shares from TIM International, Troy GAC obtained the antitrust and telecommunications regulatory approvals necessary for that acquisition and for the merger. Before we can complete the merger, however, the merger must be approved by the appropriate prefecture in Greece (we refer in this document to that prefecture as the "Prefecture"). The Prefecture reviews the legality of the merger process to ensure that all necessary procedures have been followed properly. See "Regulatory Approvals" for more information.

Q: When do you expect the merger to be completed?

A: Assuming that the merger is approved by TIM Hellas shareholders at the extraordinary general meeting and that the Prefecture approves the merger, we expect that the merger will be completed promptly after the date of the extraordinary general meeting. However, we cannot assure you as to whether or when the Prefecture will approve the merger, and so the effective date of the merger may be later, or may not occur at all. See "The Merger" for more information.

Q: What vote is required to approve the merger and the draft merger agreement?

A: The holders of at least two-thirds of the ordinary shares of TIM Hellas represented at a meeting at which a quorum is present must vote in favor of the merger and the draft merger agreement. In general, holders with at least two-thirds of the paid-up share capital of TIM Hellas must be in attendance, in person or by proxy, for a quorum to be present. As noted above, Troy GAC currently holds approximately 80.87% of the outstanding ordinary shares and will attend the meeting and vote in favor of the merger and the draft merger agreement. Accordingly, the merger and the draft merger agreement will be approved without the attendance or affirmative vote of any other holders of TIM Hellas ordinary shares. See "The Extraordinary General Meeting" for more information.

Q: When and where is the extraordinary general meeting and who can attend and vote?

A: The extraordinary general meeting will take place at TIM Hellas' registered office at 66, Kifissias Avenue, 15125 Maroussi, Athens, Greece, on October 4, 2005, at 11:00 a.m., local time. In general, only holders of ordinary shares who, five days before the meeting, have deposited their shares with the Company, or with a bank operating in Greece or with the Greek Fund of Deposits and Loans and submitted to the Company evidence of such deposit, together with any appropriate documentation under Greek law proving the power of the representative to represent the shareholder, may attend and vote at the extraordinary general meeting. Other guests may be invited to attend the meeting without the right to vote. See "The Extraordinary General Meeting" for more information.

Q: What do I need to do now?

A: We urge you to read this transaction statement carefully, including its annexes, and to consider how the merger affects you and whether to attend the extraordinary general meeting or otherwise to vote in respect of the merger.

Q: May I vote in person?

A: Yes, if you hold ordinary shares, you may attend the extraordinary general meeting of TIM Hellas shareholders, and vote your shares in person, provided you have deposited your shares as described above. See "The Extraordinary General Meeting" for more information.

Q: May I vote by proxy?

A: Yes, if you hold ordinary shares, you can appoint someone to act as your attorney-in-fact to vote your shares at the extraordinary general meeting, provided your shares have been deposited as described above and the attorney-in-fact provides his or her documentation as described above. See "The Extraordinary General Meeting" for more information.

Q: If I hold ADSs or DDRs, may I vote in person?

A: No, if you hold ADSs or DDRs, you can only vote by instructing the depositary for your securities how to vote the ordinary shares underlying your ADSs or DDRs. Subject to the provisions of the deposit agreement with the U.S. depositary in respect of the ADSs and the Dutch depositary in respect of the DDRs, the relevant depositary may vote in person or by proxy if it fulfills the requirements described above. The U.S. depositary and the Dutch depositary will not vote without instructions from holders of ADSs or DDRs. See "The Extraordinary General Meeting" for more information.

Q: If my ADSs or DDRs are held in "street name" by my broker, will my broker vote for me?

A: Your broker will have to instruct the depositary for your securities as to how to vote the ordinary shares underlying your ADSs or DDRs, but generally will not be able to do so without instructions from you. You should contact your broker for information on how to instruct the depositary to vote for you. Without instructions, the ordinary shares underlying your securities generally will not be voted. See "The Extraordinary General Meeting" for more information.

Q: Should I send in my certificates for TIM Hellas securities now?

A: No. Shortly after the merger is completed, you will receive written instructions for surrendering your ordinary shares, ADSs or DDRs for the merger consideration of €16.42475 in cash per ordinary share, without interest and less any applicable surrender or cancellation fee under the relevant deposit agreement and any applicable withholding tax.

Q: How will I know the merger has occurred?

A: If the merger occurs, we will promptly make a public announcement of this fact.

Q: What are the tax consequences of the merger to me?

If you are a U.S. taxpayer, your receipt of cash for ordinary shares, ADSs or DDRs in the merger will be a taxable transaction for income tax purposes under applicable U.S. federal income tax laws. You generally will recognize gain or loss in an amount equal to the difference between (a) the U.S. dollar value of the cash you receive in the merger and (b) your adjusted U.S. dollar tax basis in the ordinary shares, ADSs or DDRs you exchange in the merger. That gain or loss will be capital gain or loss if the ordinary shares, ADSs or DDRs are a capital asset in your hands, and will be long-term capital gain or loss if you have held the ordinary shares, ADSs or DDRs for more than one year at the time the exchange is completed. If you do not complete and sign an IRS Form W-9 or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you also may be subject to required backup U.S. federal income tax withholding. If you are not a Greek tax resident and have no permanent establishment in Greece, your receipt of cash consideration in exchange for your ordinary shares, ADSs or DDRs generally will not be subject to Greek capital gains tax. See "The Merger—Material Tax Consequences of the Merger" for more information. You are urged to consult your own tax advisor as to the particular tax consequences of the merger to you.

Q: Am I entitled to appraisal rights?

A: No, Greek law does not provide for appraisal rights in connection with the merger.

Q: Does this document relate to any other transactions?

A: Yes. Starting after [October 3], 2005, in order to facilitate the merger and to permit shareholders to receive cash sooner than they might in connection with the merger, Troy GAC may purchase TIM Hellas securities to the extent they are available, in market transactions or otherwise, at prices up to the amount of the cash consideration to be paid for such securities in the merger.

Q: Who can help answer my questions?

A: If you have questions regarding the merger or the extraordinary general meeting of TIM Hellas shareholders, the attached transaction statement or the procedures for voting ordinary shares, or if you would like additional copies, without charge, of this transaction statement, please call the TIM Hellas investor relations department at +30 210 615 8585. If you have questions regarding the procedures for voting the ordinary shares underlying ADSs or DDRs, please contact, as applicable, the U.S. depositary by dialing The Bank of New York at +1 (212) 815 8223 for further information regarding your ADSs, or the Dutch depositary by dialing NV Algemeen Nederlands Trustkantoor ANT at +31 20 5222 555 for further information regarding your DDRs.

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SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this transaction statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read the entire transaction statement, its annexes and the documents referred to or incorporated by reference in this transaction statement. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. An English translation of the draft merger agreement is attached to this transaction statement as Annex A. We encourage you to read the draft merger agreement, as it is the legal document that, when approved, contains all the material terms of the proposed merger.

Parties to the Merger (see pp.    )

  TIM Hellas Telecommunications S.A.
  66, Kifissias Avenue
  15125 Maroussi
  Athens, Greece

        TIM Hellas is a Greek company and is one of four providers of GSM mobile telecommunications services in Greece, and one of three operators licensed to provide UMTS services. Its principal business is the provision of mobile telecommunications services using the digital GSM standard, including voice, network access and related value-added services, to pre-paid and contract customers.

  Troy GAC Telecommunications S.A.
  3, Stratigou Tombra Street
  GR-153-42, Ag. Paraskevi
  Athens Greece

        Troy GAC is a Greek company indirectly controlled by the Apax Entities and the TPG Entities. The principal business of Troy GAC currently is serving as a holding company for the investment by the Apax shareholders and the TPG shareholders in the business of telecommunications in Greece. The Apax shareholders and the TPG shareholders are private equity funds engaged in making investments in securities of public and private corporations. The Apax shareholders and the TPG shareholders hold their interest in Troy GAC indirectly through the Luxembourg holding companies.

        Troy GAC currently owns approximately 80.87% of TIM Hellas' outstanding ordinary shares.

The Merger (see pp.    )

        The cash-out merger will be conducted under the laws of Greece and, as a result of the cash-out merger, TIM Hellas will be merged with and into Troy GAC, with Troy GAC as the surviving corporation.

Purpose and Effects of the Merger (see pp.    )

        The purpose of the cash-out merger is for Troy GAC to acquire all of TIM Hellas' business, and to enable Troy GAC, as a successor to TIM Hellas, to become a private company, thus saving the costs and administrative burdens of being a public company. At the same time, the merger will provide a source of liquidity to TIM Hellas' shareholders and enable them to receive a fair cash consideration for their shares.

        If the merger is completed, TIM Hellas will effectively be dissolved and all of its assets and liabilities will be absorbed by Troy GAC. TIM Hellas will cease to be a separate company. Each ordinary share, nominal value €1.53 per share, of the Company issued and outstanding at the consummation of the merger, including those underlying the ADSs and DDRs, will be canceled and converted into the right to receive the merger consideration. The shares owned by Troy GAC will be canceled without consideration being paid therefor. We refer to the holders of ordinary shares, ADSs and DDRs other than Troy GAC as the "public shareholders."

        After the completion of the merger, the Company will be wholly owned by Troy II. TIM Hellas ADSs and DDRs will cease to be listed on the Nasdaq National Market and Euronext Amsterdam, respectively, and will not be publicly traded, and the ADS and DDR programs will be terminated. At that time, the registration of ADSs and ordinary shares under the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act") will be terminated.

Merger Consideration (see pp.    )

        Holders of ordinary shares of TIM Hellas (other than Troy GAC) will be entitled to receive, upon surrender of their shares, €16.42475 in cash, without interest and less any applicable withholding tax, for each ordinary share owned by them. In order for holders of ADSs and DDRs to receive the cash consideration paid in the merger, such holders will have to surrender their ADSs or DDRs to the respective depositary for such securities and will receive €16.42475 in cash, without interest and less any applicable surrender or cancellation fee under the relevant deposit agreement and any applicable withholding tax, for each ADS or DDR owned by them. The U.S. depositary will convert the euros received into U.S. dollars and holders will receive the U.S. dollar equivalent of the euro merger consideration (net of fees and expenses). For illustrative purposes only, based on the U.S. dollar spot against the euro exchange rate published in the Financial Times on September 1, 2005 of 1.234 for one Euro, the U.S. dollar equivalent of €16.42475 per share would be approximately $20.26814 per share.

Recommendation of the Board of Directors (see pp.    )

        The board of directors of TIM Hellas has unanimously determined that the draft merger agreement and the merger are advisable and recommends that shareholders vote to approve the merger and the draft merger agreement.

Opinion of Morgan Stanley (see pp.    )

        In connection with its evaluation of the merger, the board of directors of TIM Hellas appointed Morgan Stanley to consider, from a financial point of view, the fairness of the consideration to be received by the public shareholders of TIM Hellas in the merger. On August 24, 2005, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to the board of directors of TIM Hellas to the effect that, as at such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the cash merger consideration to be received in the merger by the shareholders of TIM Hellas (other than Troy GAC), is fair, from a financial point of view, to such shareholders. The full text of Morgan Stanley's written opinion is attached to this transaction statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Morgan Stanley's opinion was provided to the board of directors of TIM Hellas in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger and the draft merger agreement.

Interests of TIM Hellas' Directors and Management in the Merger (see pp.    )

        In considering the recommendation of the board of directors of TIM Hellas with respect to the merger, you should be aware that six of the eight members of the board of directors are affiliated with the Apax shareholders or the TPG shareholders, which shareholders will indirectly own all of the equity interests in the Company following the merger, and that one additional member of the board of directors, the Managing Director of TIM Hellas, has invested in Troy S.àr.l., and thus will have a continuing indirect equity interest in the Company. Accordingly, these members of the board of directors have interests in the merger that are different from, or in addition to, the interests of TIM Hellas shareholders generally. The TIM Hellas board of directors was aware of these interests and took them into consideration, among other things, in making its recommendation.

Proposed Purchases (see pp.    )

        In addition to completing the merger, and as a means to facilitate the merger and to permit shareholders to receive cash sooner than they might in connection with the merger, Troy GAC may, starting after [October 3], 2005, purchase TIM Hellas securities to the extent they are available, in market transactions or otherwise, at prices up to the amount of the cash consideration to be paid for such securities in the merger.

Source and Amount of Funds (see pp.    )

        Troy GAC estimates that approximately €277,500,000 will be required to pay for any purchased securities, complete the cash-out merger and pay related fees and expenses. Troy GAC expects this amount to be funded through indebtedness incurred by affiliates of Troy GAC and the Company under three bridge facility agreements, each entered into with a group of lenders led by J.P. Morgan Europe Limited and Deutsche Bank AG London, or any refinancing of these facilities, in addition to amounts currently held by Troy GAC for this purpose. The terms of these facilities are described in more detail in this transaction statement under the heading "Financing for the Going Private Transaction—Borrowed Funds." Amounts borrowed by affiliates of Troy GAC and the Company under the bridge facilities or any refinancing of these facilities will subsequently be lent to Troy GAC for the purpose of consummating the merger. Funds available under these arrangements are in an aggregate amount sufficient to fund the purchase of shares and the merger and to pay related fees and expenses.

The Extraordinary General Meeting (see pp.    )

        Date, Time and Place.    The extraordinary general meeting of TIM Hellas shareholders will take place on October 4, 2005, at 11:00 a.m., local time, at TIM Hellas' registered office at 66, Kifissias Avenue, 15125 Maroussi, Athens, Greece.

        Voting.    In general, only holders of ordinary shares who, five days before the meeting, have deposited their shares with the Company, or with a bank operating in Greece or with the Greek Fund of Deposits and Loans, and submitted to the Company evidence of such deposit, together with any appropriate documentation under Greek law proving the power of the representative to represent the shareholder, may attend and vote at the extraordinary general meeting. Each outstanding ordinary share entitles the holder to one vote on each matter submitted for approval. As of the date of this transaction statement, there were 83,876,720 ordinary shares, including those underlying the ADSs and DDRs, outstanding and entitled to vote.

        Vote Required.    Under Greek law, in order for the cash-out merger to take effect, the holders of at least two-thirds of the ordinary shares of TIM Hellas represented at a meeting at which a quorum is present must vote in favor of the merger and the draft merger agreement. In general, holders with at least two-thirds of the paid-up share capital of TIM Hellas must be in attendance, in person or by proxy, for a quorum to be present. As noted above, Troy GAC currently holds approximately 80.87% of the outstanding ordinary shares and will attend the meeting and vote in favor of the merger and the draft merger agreement. Accordingly, the merger and the draft merger agreement will be approved without the attendance or affirmative vote of any other holders of TIM Hellas ordinary shares.

Appraisal Rights (see pp.    )

        Greek law does not provide for appraisal rights in connection with the merger.

Tax Consequences (see pp.    )

        If you are a U.S. taxpayer, your receipt of cash for ordinary shares, ADSs or DDRs in the merger will be a taxable transaction for income tax purposes under applicable U.S. federal income tax laws. You generally will recognize gain or loss in an amount equal to the difference between (a) the U.S. dollar value of the cash you receive in the merger and (b) your adjusted U.S. dollar tax basis in the ordinary shares, ADSs or DDRs you exchange in the merger. That gain or loss will be capital gain or loss if the ordinary shares, ADSs or DDRs are a capital asset in your hands, and will be long-term capital gain or loss if you have held the ordinary shares, ADSs or DDRs for more than one year at the time the exchange is completed. If you do not complete and sign an IRS Form W-9 or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you also may be subject to required backup U.S. federal income tax withholding. If you are not a Greek tax resident and have no permanent establishment in Greece, your receipt of cash consideration in exchange for your ordinary shares, ADSs or DDRs generally will not be subject to Greek capital gains tax. You are urged to consult your own tax advisor as to the particular tax consequences of the merger to you.

Regulatory Approvals (see pp.    )

        Prior to completing its acquisition of ordinary shares from TIM International, Troy GAC obtained the necessary antitrust and telecommunications regulatory approvals necessary for that acquisition and for the merger. Before we can complete the merger, however, the merger must be approved by the Prefecture in Greece. The Prefecture reviews the legality of the merger process to ensure that all necessary procedures have been followed properly.

For More Information

        Certain information regarding TIM Hellas and Troy GAC is set forth below under the captions "Information Concerning TIM Hellas" and "Information Concerning the Buyer Group," and more detailed information is available from their public filings with the U.S. Securities and Exchange Commission (sometimes referred to as the "SEC") which may be obtained in the manner described in the section of this document entitled "Information Concerning the Company—Available Information."

        If you have any questions about the cash-out merger or how to direct the voting of your TIM Hellas ordinary shares, please contact the TIM Hellas investor relations department at +30 210 615 8585 (if you are calling from the United States, dial 011 30 210 615 8585). If you have questions about how to direct the voting of your TIM Hellas ADSs or DDRs, or about becoming a registered holder of ordinary shares prior to the consummation of the cash-out merger, please contact, as applicable, the U.S. depositary by dialing The Bank of New York at +1 (212) 815 8223 for further information regarding your ADSs, or the Dutch depositary by dialing NV Algemeen Nederlands Trustkantoor ANT at +31 20 5222 555 for further information regarding your DDRs.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        Statements in this transaction statement as to expectations, beliefs, plans or predictions for the future are forward-looking statements. Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially depending upon (1) levels of competition in the Greek GSM market and its impact on the ability of TIM Hellas to increase its customer base, (2) the change in the relationship between TIM Hellas and Telecom Italia and its affiliates as a result of the acquisition by Troy GAC of TIM International's stake in the Company, (3) the ability of TIM Hellas to successfully roll out its UMTS network and services, (4) the impact of the changing regulatory environment in Greece and in Europe, (5) the impact of the substantial indebtedness of the surviving company following the merger, (6) the outcome of certain pending legal proceedings involving TIM Hellas, (7) general economic and market conditions in Greece and elsewhere and (8) the effect of war, terrorism or catastrophic events. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in "Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the United States Private Securities Litigation Reform Act of 1995" in the Annual Report on Form 20-F of TIM Hellas for the fiscal year ended December 31, 2004. Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, except as required by law or the applicable regulations of the SEC, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

SPECIAL FACTORS RELATING TO THE GOING PRIVATE TRANSACTION

Background and Description of the Transaction

        Following lengthy and extensive discussions and arm's length negotiations that began in October 2004 and lasted several months, on April 3, 2005, Troy GAC and TIM International entered into a stock purchase agreement relating to the ordinary shares of TIM Hellas owned by TIM International (we refer in this document to that agreement as the "Stock Purchase Agreement"). Under the terms of the Stock Purchase Agreement, Troy GAC agreed to purchase and TIM International agreed to sell all of the 67,831,121 ordinary shares of TIM Hellas owned by TIM International. The Stock Purchase Agreement has been filed as an exhibit to the Schedule 13D filed by the Buyer Group with the SEC on June 27, 2005 and may be obtained in the manner described in the section of this document entitled "Information Concerning TIM Hellas—Available Information."

        On June 15, 2005, the transactions contemplated by the Stock Purchase Agreement were consummated and Troy GAC acquired direct, record ownership of the 67,831,121 ordinary shares, representing approximately 80.87% of the total number of ordinary shares outstanding. The aggregate consideration paid by Troy GAC to TIM International for the ordinary shares subject to the Stock Purchase Agreement was €1,114,109,343, or €16.42475 per ordinary share, in cash. TIM International had held some of its securities in the form of ADSs and DDRs; however, prior to the closing of Troy GAC's purchase, TIM International surrendered those ADSs and DDRs and withdrew the underlying ordinary shares. Accordingly, any surrender or cancellation fees were borne by TIM International in connection with the purchase and sale under the Stock Purchase Agreement.

        The purpose of the transactions set forth in the Stock Purchase Agreement was for Troy GAC and its affiliates to acquire economic and voting control of TIM Hellas, as part of its intention to acquire the entire business of TIM Hellas. In connection with this initial purchase, Troy GAC and its affiliates disclosed their intention to acquire 100% of the equity interests in TIM Hellas through a transaction under Greek law known as a cash-out merger.

        With effectiveness as of June 15, 2005, the five members of TIM Hellas' board of directors who were affiliated with, or had been designated by, TIM International (Elisabetta Ripa, Stefano Rossi, Attilio Achler, Roberto Pellegrini and Roberto Opilio) resigned. The vacancies created by those resignations were filled on the closing date through the appointment of individuals affiliated with or designated by Troy GAC and its affiliates. The individuals appointed to the board were Philippe Costeletos, Giancarlo Aliberti, Matthias Calice, Salim Nathoo and Katerina Karatzas.

        The reconstituted board of directors of TIM Hellas met on June 15, 2005, and commenced the steps necessary to proceed with the proposed cash-out merger. At that meeting, June 15, 2005 was established as the date as of which the "transformation balance sheet" would be prepared. The "transformation balance sheet" is a document under Greek law that records the assets and liabilities of the company to be absorbed in a merger, as of a specific date. Upon completion of the merger, all acts of the absorbed company after the date of the transformation balance sheet are deemed retroactively, from an accounting and tax point of view, as acts of the surviving entity. Thus, June 15, 2005 was established as the date as of which, under Greek law, the merger would take economic effect if and when all the other necessary procedures had been followed and all necessary approvals had been obtained. Ernst & Young (Hellas) Certified Auditors Accountants, S.A. ("Ernst & Young Hellas"), the current independent auditors for TIM Hellas, were authorized by the board to audit the transformation balance sheet and to prepare the auditor's report, in which, among other things, they calculate the net book value of the assets of the Company.

        Starting in June, the Apax shareholders and the TPG shareholders began discussions with Info-Quest S.A. ("Info-Quest") regarding the possible acquisition of the telecommunications business of Info-Quest, which operates under the trade name "Q-Telecom", by Troy GAC or an affiliate (other than TIM Hellas). For more information about Q-Telecom, see "—Plans and Proposals for TIM Hellas." The discussions between the principals ceased on August 19, 2005, and the period during which the Apax shareholders, the TPG shareholders and Info-Quest were engaged in exclusive discussions regarding a possible transaction expired on August 26, 2005. Contacts regarding a possible transaction have continued and are ongoing between representatives of the Apax shareholders, the TPG shareholders and Info-Quest, though there can be no assurance that discussions will continue or that an agreement for such an acquisition will be reached.

        On July 12, 2005, the board of directors of TIM Hellas engaged Morgan Stanley to review the fairness, from a financial point of view, of the proposed cash consideration in the cash-out merger to the public shareholders. The terms of such engagement were subsequently confirmed in an engagement letter between Morgan Stanley and TIM Hellas dated August 9, 2005. On August 17, 2005, Morgan Stanley held a telephonic meeting with the management of TIM Hellas to discuss the past and current operations and financial condition and prospects of the Company in connection with Morgan Stanley's review.

        On July 14, 2005, an extraordinary meeting of shareholders of TIM Hellas was held at which a new board of directors was appointed. The new board, which is the current board, is comprised of eight members: Stylianos Argyros, Socrates Kominakis, Philippe Costeletos, Giancarlo Aliberti, Matthias Calice, Salim Nathoo, Michael Grabiner and Vincenzo Morelli.

        In early July, the Apax shareholders and the TPG shareholders were contacted by an investment banking firm that stated it represented a telecommunications company that would be interested in meeting with them to discuss their investment in TIM Hellas. The investment banker stated that this company (which has insisted that it not be identified and is referred to as the "potential investor") was considering a possible investment in TIM Hellas. The Apax shareholders and the TPG shareholders stated that they doubted they would be interested in pursuing any transaction, but agreed to meet the potential investor. On July 21, 2005, representatives of the Apax shareholders and the TPG shareholders met with an officer of the potential investor. The Apax shareholders and the TPG shareholders declined the potential investor's offer to enter into a confidentiality agreement and its request for non-public information about TIM Hellas, but they agreed to discuss public information about TIM Hellas and about their intended process to acquire the remaining shares. The representative of the potential investor stated that, subject to a number of conditions that were not specified, the company might be interested in co-investing in Troy GAC, or in acquiring the stake in TIM Hellas held by the Apax shareholders and the TPG shareholders. No terms of such a possible deal were discussed.

        On August 15, 2005, a representative of the investment banking firm called Mr. Costeletos, on behalf of the TPG shareholders, and Mr. Aliberti, on behalf of the Apax shareholders. The representative stated that the potential investor might be prepared to submit a proposal, subject to a number of conditions, to the Apax shareholders and the TPG shareholders to potentially acquire an indirect interest representing at least a majority, and possibly all, of the equity of TIM Hellas. The structure of any such acquisition was not discussed and it was not clear whether this potential acquisition would be by acquiring Troy GAC or an interest in it or in the Luxembourg holding companies, or whether the equity currently held by the public shareholders would be involved at all. The representative indicated that any eventual proposal would be subject to, among other conditions, due diligence on the Company (which the representative estimated would last approximately a month), the potential investor's meeting the management of TIM Hellas and being assured that the management would remain, and the lenders to Troy GAC agreeing to leave in place the financing arranged by Troy GAC for the acquisition of TIM Hellas, including its use to fund the debt portion of the purchase price of any additional shares to be acquired from the public shareholders if that were undertaken. The representative made clear that the discussions with the Apax shareholders and the TPG shareholders were not intended to be construed as an offer to pursue any transaction. The representative stated that the potential investor was considering a proposal, subject to a number of conditions, that could be based on a value for 100% of the equity of TIM Hellas of up to €475 million. Although no specifics were discussed and no details mentioned, based on the debt and equity used for Troy GAC's initial acquisition and the anticipated debt and equity to be used for acquiring the remaining shares in the merger, the Apax shareholders and the TPG shareholders understood the equity valuation could result in a price of up to approximately €19.50 for the remaining shares held by the public shareholders if the potential investor were to seek to acquire 100% of the equity.

        Based on the statements of the representative of the investment bank and their contact with the potential investor, the Apax shareholders and the TPG shareholders felt that the investor's interest in a transaction was highly conditional, and that it was unlikely that a feasible proposal would come out of any further discussions with the investor. In light of the significant conditionality and delays and uncertainties surrounding any possible proposal that might ensue from the potential investor, the Apax shareholders and the TPG shareholders determined not to pursue these discussions any further and to proceed with the proposed merger. The representative of the investment bank was informed of this decision on August 19, 2005. At that time, the potential investor indicated that no specific proposal for a transaction would be forthcoming.

        A cash-out merger is a statutory procedure provided for by Article 79 of Greek codified law 2190/1920 in which a company limited by shares may transfer to another company all of its assets and liabilities, with the shareholders of the transferring company receiving consideration for their shares in the form of cash. The proposed merger is such a cash-out merger and will proceed according to the draft merger agreement by and between TIM Hellas and Troy GAC dated July 21, 2005 implementing the cash-out merger procedures set forth under Greek law. Any summary in this transaction statement of the provisions of the draft merger agreement and any other documents and instruments that are annexed to this document or that are exhibits to the Schedule 13E-3 filed by the Company and the Buyer Group in connection with the transactions described in this document are qualified in their entirety by reference to the text of those documents and instruments.

        The audit of the transformation balance sheet and the auditor's report, with the net book value calculation, described above were completed by Ernst & Young Hellas on July 20, 2005. The next step in the process under Greek law was the preparation and approval of the draft merger agreement. The draft merger agreement was conditionally approved by the board of directors of each of TIM Hellas on July 20, 2005, and the board of directors of Troy GAC approved the draft merger agreement on July 21, 2005. The approval of the draft merger agreement by the board of directors of TIM Hellas was expressly conditioned on, and subject to, confirmation, to the satisfaction of the board, of the overall fairness of the transaction, including the fairness of the consideration to be received by public shareholders of the Company in the merger. (As described below, the board of directors of TIM Hellas has now confirmed to its satisfaction the substantive and procedural fairness of the transaction to the public shareholders of the Company and recommends that the shareholders vote to approve the merger and the draft merger agreement.) The draft merger agreement was then submitted for approval of the Prefecture. The draft merger agreement was revised to account for Prefecture comments and re-submitted on July 26, 2005, and on July 28, 2005, the Prefecture approved and announced the registration of the draft merger agreement in the registry of companies limited by shares. In fulfillment of the relevant publication requirements of Greek law, the draft merger agreement was published in the Government Gazette on July 29, 2005 and a summary of the draft merger agreement was published in the Greek financial newspapers "Imerisia" and "Naftemporiki" on August 1, 2005. Following publication of the summary, creditors of TIM Hellas had a one-month period during which they could object to the merger and request appropriate guarantees in order to safeguard their claims against the company. No such objection was filed.

        On August 8, 2005, the board of directors received a letter from TCS Capital Management, the reported holder of more than 4.4 million TIM Hellas shares, in which TCS Capital expressed its view that, in light of, among other things, multiples paid in precedent transactions, the proposed merger price and timing are unfair.

        In accordance with Greek law, the boards of directors of TIM Hellas and Troy GAC drafted a merger report setting forth the boards' explanation and justification of the merger from a legal and financial point of view. A meeting of the board of directors of TIM Hellas was held on August 24, 2005. At this meeting, Morgan Stanley delivered its oral opinion to the board of directors of TIM Hellas, subsequently confirmed in writing, to the effect that, as at August 24, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the cash consideration to be received in the merger by the holders of ordinary shares of TIM Hellas (other than Troy GAC) was fair, from a financial point of view, to such holders. See the discussion below under "—Opinion of Morgan Stanley." Following this, the board confirmed its satisfaction with the overall fairness of the transaction and approved the merger report for use in connection with the extraordinary general meeting. A translation of this merger report is attached as Annex C to this transaction statement. The merger report was submitted for registration with the Prefecture on September 1, 2005.

        In addition to the draft merger agreement and the merger report attached as annexes to this transaction statement, in accordance with Greek law, the following documents are available for inspection and copying at the principal executive offices of the Company during its regular business hours by the shareholders of TIM Hellas:

  •
  the report prepared by the board of directors of Troy GAC explaining and justifying the merger from a legal and financial point of view;

  •
  the yearly financial statements and management reports of the boards of directors of Troy GAC and TIM Hellas for the last three financial years (in the case of Troy GAC for one financial period comprised of approximately 16 months);

  •
  provisional balance sheet for Troy GAC as of June 30, 2005; and

  •
  the audited transformation balance sheet of TIM Hellas and the related auditor's report.

        The merger is subject to various conditions and further terms described in this transaction statement, including, among other things, the approval of the terms of the merger and the draft merger agreement by the requisite vote of holders of ordinary shares at the extraordinary general meeting described below, the execution of the final merger agreement (which will take the form of a notarial deed) and the sanction of the merger by the Prefecture. No assurances can be given as to the satisfaction or timing of satisfaction of any of the conditions of the merger.

        As a means to facilitate the merger and to permit shareholders to receive cash sooner than they might in connection with the merger, Troy GAC may, starting after [October 3], 2005, purchase TIM Hellas securities to the extent they are available, in market transactions or otherwise, at prices up to the amount of the cash consideration to be paid for such securities in the merger.

        If the merger is consummated, TIM Hellas will merge with and into Troy GAC, with Troy GAC as the surviving company. Each outstanding ordinary share of TIM Hellas will be canceled and, except for shares held by Troy GAC, will be automatically converted into the right to receive €16.42475 per share in cash, without interest, and less any applicable withholding tax. Ordinary shares held by Troy GAC will be canceled without payment of any cash consideration therefor.

        Except as described in this transaction statement, there have been no negotiations, transactions or material contacts that occurred during the past two years between (i) TIM Hellas and Troy GAC or any of their respective officers and directors, (ii) any affiliates of TIM Hellas or (iii) TIM Hellas or any of its affiliates and any other person not affiliated with TIM Hellas who would have a direct interest in such matters, in each case, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of TIM Hellas' securities, election of TIM Hellas' directors or sale or other transfer of a material amount of assets of TIM Hellas.

Reasons for the Merger and Related Transactions

        The reasons for the merger and the proposed potential share purchases described in this transaction statement from Troy GAC's perspective are for Troy GAC to acquire 100% ownership of the business of TIM Hellas.

        Troy GAC considered the alternative of leaving TIM Hellas as a majority-owned, public subsidiary of Troy GAC. Since initiating negotiations with TIM International, however, Troy GAC and its affiliates have always intended to acquire 100% of TIM Hellas. In determining whether to proceed with a transaction in which Troy GAC acquires the outstanding minority equity interest in TIM Hellas held by TIM Hellas' public shareholders and thus to effect the merger, TIM Hellas and Troy GAC considered the following factors to be the principal benefits of taking TIM Hellas private:

  •
  The cost savings resulting from TIM Hellas ceasing to be a public company, particularly those costs associated with TIM Hellas preparing and filing separate annual and other reports with the SEC. These costs have increased significantly since the passage in July 2002 of the U.S. Sarbanes-Oxley Act of 2002 and the extensive rulemakings that followed by the SEC and the newly created Public Company Accounting Oversight Board. We anticipate that the merger will result in savings of several hundred thousand Euro per year.

  •
  The cost savings resulting from the tax pooling of interest deductions on the financing for the transaction with the income of TIM Hellas available as a result of the merger of TIM Hellas with Troy GAC, which would not be otherwise achievable in the absence of a merger between the two entities as there is no consolidated tax treatment under Greek law.

  •
  The reduction in the amount of public information available to competitors about TIM Hellas' business and financial results that would result from the termination of TIM Hellas' obligations under the reporting requirements of the Exchange Act and the reporting requirements resulting from the listing on Euronext Amsterdam.

  •
  In the case of Troy GAC, the achievement of its stated intention of acquiring 100% of TIM Hellas' business.

        Moreover, in the view of the boards of directors of each entity, the principal advantages of leaving TIM Hellas as a majority-owned public subsidiary of Troy GAC would be Troy GAC's ability to invest the cash to be paid to TIM Hellas' public shareholders as the merger price in other ways (although there would be no guarantee that Troy GAC would invest such cash in a way that would benefit TIM Hellas or its minority shareholders) and the ability of the current public shareholders of TIM Hellas to remain as shareholders, thus potentially participating in any future improvement in the value of the TIM Hellas business. The boards of TIM Hellas and Troy GAC concluded that the advantages of taking TIM Hellas private significantly outweigh the limited advantages of leaving TIM Hellas as a majority-owned public subsidiary. Accordingly, this alternative was rejected.

        Troy GAC's acquisition of the remainder of TIM Hellas has been structured as a cash-out merger under Greek law because it will enable Troy GAC to acquire the entire business (including all assets and liabilities) of TIM Hellas. TIM Hellas is a Greek company and Greek law does not provide for a "squeeze out" in which remaining shares could otherwise be mandatorily acquired by Troy GAC upon achieving a threshold level of ownership. Accordingly, the cash-out merger was the only transaction structure that ensured Troy GAC would be able to acquire the entirety of TIM Hellas. In any tender offer, merger by absorption (in which shares of Troy GAC are issued to shareholders of TIM Hellas) or other transaction structure under Greek law, Troy GAC would not be certain to acquire all the outstanding ordinary shares (or the business) of TIM Hellas. As a result, no alternative transaction structure was considered to be appropriate.

        As noted above, the merger will enable Troy GAC, as successor to TIM Hellas, to be privately held, ultimately eliminating the periodic reports required to be filed with the SEC as well as management's commitment of resources with respect to the procedural and compliance requirements of a quoted company. This will eliminate or reduce the costs historically associated with TIM Hellas' obligations and reporting requirements under the U.S. securities laws, and enable Troy GAC, as successor to TIM Hellas, to eliminate the expenses, administrative burdens and potential liabilities associated with being a public company, particularly in the United States. At the same time, the merger will provide a source of liquidity to TIM Hellas' public shareholders and an opportunity for them to obtain a return on their investment at a price higher than recent market prices and otherwise believed to represent fair consideration for their shares. In the absence of the merger, such a return may not be realizable at any time in the foreseeable future, as Troy GAC has no current plans to engage in an extraordinary transaction, such as the sale of TIM Hellas, that would enable the public shareholders of TIM Hellas to otherwise participate in any control premium paid with respect to such a transaction. Any sale by the public shareholders in the absence of the merger would be in private transactions or market transactions, and would involve the additional payment of brokerage or other commissions or transaction expenses. The determination to proceed with the merger at this time would, in the view of Troy GAC and TIM Hellas, afford holders of TIM Hellas' equity securities an opportunity to dispose of their ordinary shares, ADSs and DDRs at a fair price that reflects, among other things, a premium over the market prices prior to the speculation of TIM International's possible sale of its stake as reported in the press on February 15, 2005, and that is the same price that TIM International received for its shares with the transaction occurring as soon as practicably possible under Greek law after the purchase from TIM International.

Recommendation of the Board of Directors; Position Regarding Fairness of the Transaction

        The board of directors of TIM Hellas (including Mr. Argyros, the chairman of the board of TIM Hellas and the only member of the board who is neither an officer of TIM Hellas nor affiliated with Troy GAC) has unanimously concluded that the merger, including the amount payable in cash to TIM Hellas' public shareholders, is both substantively and procedurally fair to and in the best interests of TIM Hellas' public shareholders based upon the factors described below, and recommends that the Company's shareholders vote "FOR" approval of the merger and the draft merger agreement.

  •
  The consideration of €16.42475 per ordinary share to be paid to TIM Hellas public shareholders in the merger is the same per share consideration paid to TIM International for its 67,831,121 ordinary shares pursuant to the Stock Purchase Agreement, which was the result of arm's-length, good faith negotiations between Troy GAC and TIM International, and thus the public shareholders are sharing in the control premium negotiated and received by TIM International;

  •
  Unlike TIM International, the public shareholders' receipt of a share in the control premium will not be subject to any claims or indemnities relating to representations and warranties about the Company or its business;

  •
  The €16.42475 per share merger price represents a reasonable premium to the recent and historical range of trading prices of TIM Hellas ordinary shares. The consideration per share represents a premium of 9.5% over the closing price of the DDRs on Euronext and of 4.6% over the closing price of the ADSs on Nasdaq (at the exchange rate of €1=$1.234 (as published in the Financial Times on September 1, 2005)), respectively, on February 14, 2005 (the last day on which trading occurred before public speculation about TIM International's possible sale of its stake). In addition, based on Morgan Stanley's calculations, the amount to be paid in the cash-out merger represents a 2.8% premium to the closing share price as at April 1, 2005 (the last day on which trading occurred before the announcement of the execution of the Stock Purchase Agreement), a 10.5% premium to the 3-month trading average to April 3, 2005, an 18.9% premium to the 6-month trading average to April 3, 2005, and an 18.5% premium to the 12-month trading average to April 3, 2005. The board of directors believes that these percentage premiums compare favorably to the range of percentage premiums of other comparable "going private" transactions.

  •
  The evaluation and rejection of alternative transaction structures contemplated by TIM Hellas and Troy GAC, including a merger by absorption under Greek law and a tender offer for the ordinary shares held by TIM Hellas' public shareholders, since no such other structure would assure the elimination of the minority ownership interest or the ability of TIM Hellas to cease being a public company, while providing a certain cash payment to public shareholders;

  •
  The opinion of Morgan Stanley, dated August 24, 2005, which is summarized below under "Opinion of Morgan Stanley," to the effect that as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the €16.42475 per ordinary share in cash to be received in the merger by holders of ordinary shares (other than Troy GAC) was fair, from a financial point of view, to such holders;

  •
  The historical and projected financial performance of TIM Hellas and its financial results;

  •
  The fact that the merger consideration that will be paid to TIM Hellas' public shareholders will be entirely in cash, and is not subject to any financing condition or deferral. This permits shareholders to realize fair value, in cash, immediately for their investment and provides certainty of value, which might not continue to be available in the absence of the merger; and

  •
  The fact that there is not likely to be another opportunity in the foreseeable future for the public shareholders to participate in a transaction in which they share in a control premium, as Troy GAC and its affiliates have no current intention to engage in an extraordinary transaction involving the TIM Hellas business that would provide such an opportunity.

        The board of directors of TIM Hellas considered all of the foregoing factors and related analyses as a whole to support the belief that the merger is substantively and procedurally fair to TIM Hellas' public shareholders. The board also considered the following additional factors, which could potentially be viewed as negatives in respect of the merger:

  •
  Following the merger, TIM Hellas' public shareholders will cease to participate in the future earnings or growth, if any, of TIM Hellas or benefit from an increase, if any, in the value of TIM Hellas' ordinary shares;

  •
  The fact that TCS Capital, a significant shareholder, had expressed its view that, in light of, among other things, multiples paid in precedent transactions, the merger consideration and timing are unfair. The board of directors noted, in this regard, that Morgan Stanley had delivered an opinion to the board on August 24, 2005 to the effect that, as at that date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of TIM Hellas ordinary shares (other than Troy GAC) in the merger was fair, from a financial point of view, to such holders and that, in arriving at that opinion, Morgan Stanley had, among other things, performed an analysis of comparable precedent transactions that indicated that the multiple to be paid by Troy GAC pursuant to the cash-out merger was in line with such comparable precedent transactions;

  •
  The fact that the exchange of ordinary shares, ADSs or DDRs for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes;

  •
  The fact that seven of the eight board members have interests in the transaction that may conflict with and be adverse to the interests of TIM Hellas' public shareholders;

  •
  The fact that, in light of the vote required to approve the merger under Greek law, if Troy GAC votes in favor of the merger as expected, the merger will be approved regardless of how TIM Hellas' public shareholders vote their ordinary shares, and that the transaction is not structured in a way that approval of the holders of at least a majority of the ordinary shares other than those held by Troy GAC is required; and

  •
  The fact that, because it is neither legally required nor common practice in Greece, the board did not establish a special committee of the one disinterested or independent director to represent the interests of TIM Hellas' public shareholders.

        After considering these additional factors, the board concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that the board took into account to support its belief that the merger is substantively and procedurally fair to TIM Hellas' public shareholders.

        In the course of reaching its determination to approve the merger and recommend it to the public shareholders, the board of directors of TIM Hellas did not consider the liquidation value of the Company, because it considers the Company to be a viable going concern business. The board of directors believes that the liquidation value would be significantly lower than the Company's value as a viable going concern and as reflected in the amount of the merger consideration. Further, the board of directors of TIM Hellas did not specifically consider the net book value of the Company as a factor because it believed that net book value is not a material indicator of value of the Company as a going concern, but rather is indicative of historical costs. The board did note, however, that the Company's net book value per share as of June 15, 2005 as contained in the transformation balance sheet was €10.62, which value is substantially below the amount of the merger consideration.

        In view of the variety of factors considered in connection with making a determination as to the fairness of the merger to TIM Hellas' public shareholders, and the complexity of these matters, the board did not find it practicable, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors considered. Moreover, the board did not undertake to make any specific determination or assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

        The foregoing discussion of the information and factors considered by the board of directors of TIM Hellas is not intended to be exhaustive but is believed to include all material factors considered by them. The board did not consider any material factors, other than as stated above, regarding the fairness of the merger to TIM Hellas' public shareholders, as it is the view of each of the board members that the factors considered provided a reasonable basis to form such belief.

        In addition, in accordance with Greek law, the board of directors prepared a merger report setting forth its explanation and justification of the merger from a legal and financial point of view. A translation of the merger report is attached as Annex C to this transaction statement. Shareholders are encouraged to read the merger report in its entirety.

Opinion of Morgan Stanley

        TIM Hellas retained Morgan Stanley to provide it with a financial opinion in connection with its cash-out merger with Troy GAC. TIM Hellas selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation. On August 24, 2005, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing, to the board of directors of TIM Hellas, to the effect that, as at that date, based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the cash-out merger consideration to be received by holders of TIM Hellas ordinary shares (other than Troy GAC), pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion, dated August 24, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is included as Annex B to this transaction statement. The summary of Morgan Stanley's opinion set forth in this transaction statement is qualified in its entirety by reference to the full text of the opinion. Shareholders should read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of TIM Hellas and addresses only the fairness from a financial point of view of the consideration to be received by holders of TIM Hellas ordinary shares (other than Troy GAC) pursuant to the merger. It does not address any other aspects of the cash-out merger and does not constitute a recommendation to any holder of TIM Hellas ordinary shares as to how to vote at the extraordinary general meeting of TIM Hellas shareholders. Morgan Stanley has consented to the inclusion of its opinion and the summary of its opinion in this transaction statement.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  (a)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  (b)
  reviewed certain internal financial statements and other financial and operating data concerning the Company;

  (c)
  reviewed certain financial projections prepared by the management of the Company;

  (d)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  (e)
  reviewed the reported prices and trading activity for the TIM Hellas ordinary shares;

  (f)
  compared the financial performance of the Company and the prices and trading activity of the TIM Hellas ordinary shares with that of certain other publicly-traded companies comparable with the Company and their securities;

  (g)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (h)
  reviewed the draft merger agreement dated July 21, 2005 and certain related documents; and

  (i)
  reviewed such other information and considered such other factors as we have deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of TIM Hellas. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of TIM Hellas, nor was it furnished with any such appraisals. With respect to legal, tax and accounting matters relating to the cash-out merger, Morgan Stanley relied upon the information provided by and the judgments made by TIM Hellas and its legal, tax and accounting advisors.

        Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. In addition, Morgan Stanley assumed that the cash-out merger will be consummated in accordance with the terms set forth in the draft cash-out merger agreement dated July 21, 2005 without any waiver, amendment or delay of any terms or conditions.

        The following is a brief summary of the material analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter dated August 24, 2005. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Trading Range Analysis

        Morgan Stanley reviewed the range of closing prices of TIM Hellas ordinary shares for various periods, all ending April 3, 2005, the last trading day prior to Troy GAC's announcement that it had reached agreement with TIM International to acquire a stake of approximately 80.87% in TIM Hellas at a price of €16.4275 per share and that it intended to acquire the remaining shares of the Company pursuant to a cash-out merger at the same price per share. Morgan Stanley observed the following:

	Period Ending April 1, 2005
	Share Price Range (€)
			Average Share Price (€)
	Low	High
Last Three Months	13.33	16.33	14.86
Last Six Months	11.98	16.33	13.82
Last Twelve Months	11.98	19.63	13.86

        Morgan Stanley calculated that €16.42475 in cash per TIM Hellas ordinary share, the consideration paid to TIM International pursuant to the Stock Purchase Agreement and the same consideration to be paid under the terms of the cash-out merger, represented a 2.8% premium to the closing share price as at April 1, 2005, a 10.5% premium to the 3-month trading average to April 3, 2005, an 18.9% premium to the 6-month trading average to April 3, 2005, and an 18.5% premium to the 12-month trading average to April 3, 2005. Morgan Stanley noted that these compared favorably with equivalent statistics of certain other comparable transactions.

        Since April 4, 2005, TIM Hellas has consistently traded in a narrow range beneath the €16.42475 offer price, reflecting the market's expectation that Troy GAC would realize its intention to proceed with a cash-out merger at the price paid for its original stake.

  Comparable Companies Analysis

        Morgan Stanley compared certain financial information of TIM Hellas with publicly available consensus financial estimates for other companies that shared similar business characteristics. The companies used in this comparison were Cosmote Mobile Telecommunications S.A. ("Cosmote"), O2 plc and Vodafone Group plc.

        For the purposes of this analysis, Morgan Stanley calculated each comparable company's aggregate value (defined as market capitalization plus total debt less cash and cash equivalents, plus other adjustments) as a multiple of its estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for each of calendar year 2005 and 2006, based upon publicly available information. However, Morgan Stanley applied a 25% discount to Cosmote's multiples to reflect Cosmote's market position relative to that of TIM Hellas. Cosmote is the market-leading operator in Greece, compared to TIM Hellas' third place, with higher profitability and average revenue per user (ARPU). Cosmote has fixed-line incumbent parentage and maintains a strong relationship with that parent.

        Morgan Stanley calculated implied equity values per TIM Hellas ordinary share by applying these multiples to TIM Hellas' estimated EBITDA for 2005 and 2006, as provided by the management of TIM Hellas. The following table presents the ranges of equity values per ordinary share implied by this analysis:

		Implied Equity Value Per TIM Hellas Ordinary Share (€)
	Comparable Companies Multiple Range
		Low	High
TIM Hellas 2005 estimated EBITDA	5.8x–6.6x	13.21	15.37
TIM Hellas 2006 estimated EBITDA	5.2x–6.0x	13.07	15.46

        No company utilized in the comparable companies analysis is identical to TIM Hellas. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TIM Hellas, such as the impact of competition on the businesses of TIM Hellas and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of TIM Hellas or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Discounted Cash Flow Analysis

        Morgan Stanley calculated the range of equity values per TIM Hellas ordinary share based on a discounted cash flow analysis. Morgan Stanley performed discounted cash flow analyses on two financial forecast scenarios, the Management Case and the Downside Case.

        The "Management Case", was based on financial projections prepared by the management of TIM Hellas for calendar years 2005 through 2011. Morgan Stanley was advised by the Company's management that such projections and other information and data relating to TIM Hellas were reasonably prepared on bases reflecting the best current estimates and judgments of the management of TIM Hellas as to the future financial performance of the Company.

        The "Downside Case" was prepared by Morgan Stanley because the Management Case appeared to be at the high-end of benchmark performance for third-placed mobile network operators. Accordingly, Morgan Stanley conducted sensitivity analyses that sought to bring management's projections closer to benchmark expectations. Assumptions included in the Downside Case were:

  •
  Market share held flat at the expected 2005 level for all forecast years

  •
  Average revenue per user held flat at the expected 2005 level for all forecast years

        In arriving at a range of equity values per ordinary share, Morgan Stanley calculated the terminal value by applying a range of perpetual growth rates from 0.5% to 1.5%. The unlevered free cash flows from calendar year 2005 through 2011 and the terminal value were then discounted to present values using a range of discount rates between 10.5% and 11.5%.

        Inherent in the discounted cash flow methodology is the assumption of management control of the Company. Because this cash-out merger relates to a minority stake of approximately 19.13%, this premium for control needs to be removed. Morgan Stanley conservatively estimated that the appropriate control premium to be removed from the discounted cash flow valuation was 20%.

        The following table summarizes the results of Morgan Stanley's analysis as described above:

	Implied Equity Aggregate Value		Implied Equity Value Per Share
	Low	High	Low	High
	(€ MM)		(€)
Management Case	1,430	1,725	15.11	18.62
Downside Case	1,150	1,380	11.77	14.51

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions including growth rates, terminal multiples, discount rates and currency exchange rates. The valuation stated above is not necessarily indicative of TIM Hellas' actual, present or future value or results, which may be more or less favorable than suggested by this type of analysis.

  Equity Research Analysts' Price Targets

        Morgan Stanley reviewed and analyzed future public market trading price targets for TIM Hellas ordinary shares prepared and published by equity research analysts. These targets reflect each analyst's estimate of the future public market trading price of TIM Hellas ordinary shares. The range of equity analyst price targets reviewed for TIM Hellas was between €13.47 and €18.50.

        The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for TIM Hellas ordinary shares and these estimates are subject to uncertainties, including the future financial performance of TIM Hellas and future financial market conditions.

  Analysis of Precedent Transactions

        Morgan Stanley reviewed publicly available information with respect to selected transactions in the European mobile network operator sector during the last 3 years. In particular, Morgan Stanley compared selected minority buy-out transactions to the relevant statistics for TIM Hellas. The minority buy-out transactions reviewed included transactions where a shareholder who owned between approximately 60% and 90% of the shares of a company sought to purchase the remaining shares it did not own.

        The following table lists the minority buy-out transactions reviewed by Morgan Stanley:

        Selected Precedent Minority Buy-Out Transactions

Target	Acquiror
TIM	Telecom Italia
Panafon	Vodafone
Orange	France Telecom
Vodafone Telcel	Vodafone
Vodafone Libertel	Vodafone
Europloitan	Vodafone

        For each precedent minority buy-out transaction, Morgan Stanley calculated the relevant company's aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, as a multiple of that company's estimated earnings before interest, taxes, depreciation and amortization for the next 12 months after the relevant transaction was announced, based on publicly available information. From this analysis, Morgan Stanley selected a multiple range of between 6.2x and 7.4x and applied this to TIM Hellas' estimated 1 year forward EBITDA for 2005/2006, included in the financial forecasts prepared by the management of TIM Hellas. Based on TIM Hellas' current outstanding ordinary shares, Morgan Stanley estimated the implied value per ordinary share as at August 24, 2005 as follows:

		Implied Equity Value Per TIM Hellas Ordinary Share (€)
	Comparable Precedent Transactions Multiple Range
		Low	High
TIM Hellas aggregate value/1 year forward estimated EBITDA	6.2x–7.4x	15.09	18.49

        Morgan Stanley also reviewed precedent transactions that involved acquisition of majority stakes, but given the difference in strategic nature of those acquisitions, has not included them as a basis on which to value a minority stake in TIM Hellas.

        No company or transaction utilized in the precedent transaction analyses was identical to TIM Hellas or the cash-out merger. Factors such as competitive dynamics, acquisition strategies and potential synergies may have affected the acquisition value of the companies to which TIM Hellas is being compared. An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of TIM Hellas and other factors that could affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regards to general business, market and financial conditions and other matters, which are beyond the control of TIM Hellas, such as the impact of competition on the business of Troy GAC or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Troy GAC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

        In connection with the evaluation of the cash-out merger by the board of directors of TIM Hellas, Morgan Stanley performed a variety of financial and comparative analyses for the purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of TIM Hellas.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness, from a financial point of view, of the consideration to be received by holders of TIM Hellas ordinary shares (other than Troy GAC) pursuant to the cash-out merger, and were conducted in connection with the delivery by Morgan Stanley of its opinion dated August 24, 2005 to the board of directors of TIM Hellas.

        Morgan Stanley's opinion was one of a number of factors taken into consideration by the board of directors of TIM Hellas in making its determination to recommend the cash-out merger to public shareholders of TIM Hellas. Morgan Stanley's analyses, as described above, should not be viewed as determinative of the opinion of the board of directors of TIM Hellas with respect to the value of TIM Hellas or of the fairness of the cash-out merger and the amount payable in cash to TIM Hellas' public shareholders.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and/or its affiliates have provided financial advisory services to parties affiliated with Troy GAC and have received fees in connection with these services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of the Company or any other company or any currency or commodity that may be involved in this transaction.

        Pursuant to an engagement letter dated August 9, 2004, Morgan Stanley was engaged only to render a financial opinion in connection with the cash-out merger and the Company agreed to pay Morgan Stanley a customary fee upon delivery of that opinion. The Company also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to or arising out of Morgan Stanley's engagement.

        A copy of each of Morgan Stanley's opinion and its written presentation to the board of directors of TIM Hellas is available at the offices of TIM Hellas during its regular business hours for review and copying by shareholders.

Position of the Buyer Group Regarding the Fairness of the Transaction

        Each member of the Buyer Group believes that the proposed transactions, including the merger and the proposed potential purchases of additional shares, are both substantively and procedurally fair to the public shareholders of TIM Hellas. In accordance with Greek law, the board of directors of Troy GAC prepared a merger report setting forth its explanation and justification of the merger from a legal and financial point of view. A translation of the Troy GAC merger report is attached as Annex D to this transaction statement. In reaching their conclusion, the members of the Buyer Group considered the following factors:

        As to shares acquired in the merger:

  •
  The merger provides the public shareholders with the opportunity to participate in the transaction on the same terms as TIM International, the former controlling shareholder of TIM Hellas.

  •
  The terms of the purchase from TIM International resulted from arm's length, good faith negotiations between Troy GAC and TIM International.

  •
  The price represents a premium to prevailing market prices before public speculation about the sale by TIM International.

  •
  As described above, the board of directors of TIM Hellas unanimously determined that the merger is fair to and in the interests of the public shareholders. The determination of the board of directors of TIM Hellas was based on a number of factors as described above. The Buyer Group adopts the analysis and conclusions of the board of directors of TIM Hellas and believes such analysis and conclusions are reasonable and support its determination of the substantive and procedural fairness of the transactions.

  •
  The fact that, in arriving at such determination, the board of directors of TIM Hellas, among other things, took into account an opinion from Morgan Stanley to the effect that, as at the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the cash consideration to be received in the merger by the holders of ordinary shares of TIM Hellas (other than Troy GAC) was fair, from a financial point of view, to such holders. The Buyer Group recognized that Morgan Stanley's opinion is directed solely to the board of directors of TIM Hellas, and that the Buyer Group is not entitled to rely on that opinion.

        As to shares acquired through pre-merger purchases:

  •
  To the extent that Troy GAC effects any proposed potential purchases of TIM Hellas securities to facilitate the merger, the seller of such securities will be able to have individually determined whether it wants to sell such securities with full and fair disclosure of the proposed merger and such sale will provide the seller with an opportunity to receive cash for its securities sooner than might otherwise be the case in the merger.

Effects of the Transaction

        General.    Troy GAC currently owns approximately 80.87% of the share capital of TIM Hellas, which may be deemed to represent an 80.87% indirect interest in the net book value and net earnings of TIM Hellas, or the equivalent of approximately €397,382,344 in net book value and €56,718,189 in net earnings (net earnings calculation based on last twelve months) as of June 30, 2005 and for the period then ended. Upon completion of the merger, Troy GAC will have complete control over the conduct of TIM Hellas' business and will have a 100% interest in the net book value and the net earnings of TIM Hellas, which would have been the equivalent of approximately €491,384,000 in net book value and €70,135,000 in net earnings (net earnings calculation based on last twelve months) as of June 30, 2005 and for the period then ended. In addition, Troy GAC will be the sole beneficiary of any future increases in the value of TIM Hellas' business and will bear the complete risk of any losses incurred in the operation of TIM Hellas' business and any decreases in the value of that business.

        Upon completion of the merger, the separate corporate existence of TIM Hellas will cease, and Troy GAC will continue as the surviving company, with full ownership of all the assets and liabilities of the business of TIM Hellas. The organizational documents of Troy GAC will be the organizational documents of the surviving company, as a matter of Greek law. The name of the surviving company will be changed to TIM Hellas Telecommunications S.A. The board of directors of Troy GAC (currently Philippe Costeletos, Giancarlo Aliberti, Matthias Calice, Salim Nathoo, Michael Grabiner and Vincenzo Morelli) will be the board of directors of the surviving company, except that Mr. Kominakis will be added and continue as director. The Buyer Group is currently considering whether to include members on the board of directors who are neither executives of the Company nor affiliated with the Apax Entities or the TPG Entities following the merger and, if so, who such directors will be.

        Public Shareholders.    Upon completion of the Merger, TIM Hellas' public shareholders will no longer have any interest in, and will not be shareholders of, TIM Hellas and therefore will not participate in TIM Hellas' future earnings and potential growth and will no longer bear the risk of any losses incurred in the operation of TIM Hellas' business or of any decreases in the value of that business. In addition, TIM Hellas' public shareholders will not share in any distribution of proceeds from any future sales of assets or businesses of TIM Hellas, none of which are contemplated at this time. All of the other incidents of stock ownership of TIM Hellas public shareholders, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from TIM Hellas, as well as the benefit of potential increases in the value of their holdings in TIM Hellas based on any improvements in TIM Hellas' future performance, will be extinguished upon completion of the merger. In summary, if the merger is completed, TIM Hellas' public shareholders will have no ongoing rights as shareholders of TIM Hellas.

        Market for ADSs and DDRs.    Once the merger is consummated, public trading of TIM Hellas ADSs and DDRs on Nasdaq and Euronext Amsterdam, respectively, will cease and the ADS and DDR programs will be terminated.

        Exchange Act Registration.    Upon completion of the merger, Troy GAC, as successor to TIM Hellas, will cause the ordinary shares and ADSs to be deregistered under the Exchange Act. As a result of such deregistration, TIM Hellas will no longer be required to file reports with the SEC or otherwise be subject to the U.S. federal securities laws applicable to public companies.

        Appraisal Rights.    There are no appraisal or similar rights available to public shareholders in connection with the merger under applicable Greek law.

Plans and Proposals for TIM Hellas

        As described above, in addition to the merger, Troy GAC intends to acquire additional shares in anticipation of and to facilitate the merger, and the Buyer Group intends that the ADSs will cease to be authorized to be quoted on Nasdaq and will be deregistered under the Exchange Act.

        Troy GAC and TIM Hellas currently expect that, following the merger, the business and operations of TIM Hellas will be conducted substantially as they are currently being conducted. As noted above, representatives of the Apax shareholders and the TPG shareholders are continuing discussions with representatives of Info-Quest regarding the possible acquisition of Q-Telecom by Troy GAC or an affiliate (other than TIM Hellas). If discussions were to continue and an agreement regarding a potential transaction were to be reached, and if that acquisition would thereafter be completed and the regulators were to permit the consolidation of the business of Troy GAC, as successor to TIM Hellas, with the business of Q-Telecom, it is expected that the Apax shareholders and the TPG shareholders would seek to effect the consolidation of such businesses, either through a merger of the two entities or through intercompany arrangements at that time. While discussions between the Apax shareholders, the TPG shareholders and Info-Quest, Q-Telecom's parent company, regarding a possible transaction may resume at some time in the future, no assurance can be given that discussions will resume or that an agreement for such an acquisition will be reached. In the event the Apax shareholders, the TPG shareholders and Info-Quest were to enter into a transaction, there can be no assurance as to any impact that any such transaction might have on the business currently conducted by TIM Hellas. Q-Telecom, the fourth largest provider of GSM mobile telecommunications services in Greece, is the most recent significant entrant into the Greek mobile telecommunications market, and currently has a market share, based on number of subscribers, of approximately 7%. Q-Telecom has traditionally targeted younger mobile phone users, primarily in the pre-paid market segment, by offering tariffs lower than those of its competitors. Q-Telecom has limited network infrastructure and provides service on a national basis in Greece through a roaming agreement with Vodafone Greece.

        Troy GAC and TIM Hellas currently expect that, following the merger, the surviving corporation would distribute no or limited dividends to its shareholders.

        Except as otherwise described in this transaction statement, neither TIM Hellas nor any member of the Buyer Group has, as of the date of this transaction statement, any specific plans or proposals for:

  •
  Any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving TIM Hellas after the completion of the merger.

  •
  Any sale or transfer of a material amount of assets currently held by TIM Hellas after the completion of the merger.

  •
  Any change in the board of directors or management of TIM Hellas.

  •
  Any material change in TIM Hellas', capitalization, corporate structure or business.

  •
  Any of the other matters described in Item 1006 of Regulation M-A under the Exchange Act.

        The Buyer Group intends, however, following the merger, to evaluate the business and operations of TIM Hellas on an ongoing basis with a view to maximizing its potential, and the Buyer Group reserves the right to, and will, take such actions as it deems appropriate under the circumstances and market conditions then existing.

Interests of the Buyer Group and TIM Hellas Directors and Officers in the Merger

        In considering the recommendation of the board of directors of TIM Hellas, shareholders should be aware that some members of TIM Hellas' management and the board of directors have interests in the transaction that are or may be different from, or in addition to, your interests as TIM Hellas public shareholders. As noted above, six members of the board of directors are affiliated with the Apax shareholders and the TPG shareholders, which will have a continuing indirect economic interest in the surviving company following the merger. Similarly, Mr. Kominakis, the Managing Director of TIM Hellas, has invested in Troy S.àr.l., the indirect parent holding company of the surviving company, and will hold a continuing indirect economic interest of between 3% and 5% in the surviving company. Additional executive officers and members of senior management of TIM Hellas may also invest in Troy S.àr.l., but no decision with respect to any particular investment has been made at this time and no such other executive officer or member of management is expected to have a material interest in Troy S.àr.l. Mr. Kominakis will also continue as a member of the board of directors, and as the Managing Director, of the surviving company. In addition, through an agreement with Troy GAC, the Apax Entities and the TPG Entities will receive a management fee in an aggregate amount of up to €4 million per year from Troy GAC for certain management and other services. Following the merger, this management fee will be paid by the surviving company. If the merger is not consummated, the management fee will continue to be paid by Troy GAC.

THE EXTRAORDINARY GENERAL MEETING

Date, Time and Place of the Meeting

        The extraordinary general meeting of holders of ordinary shares being convened for the purpose of considering and voting on the approval of the merger and the draft merger agreement will be held at TIM Hellas' registered office at 66, Kifissias Avenue, 15125 Maroussi, Athens, Greece at 11:00 a.m. local time, on October 4, 2005. This document is first being mailed to shareholders of the Company on [September    ], 2005.

Agenda Items

        TIM Hellas shareholders will be asked to vote upon the merger and the draft merger agreement at the extraordinary general meeting. In addition to the votes on the merger and the draft merger agreement, at the extraordinary general meeting, shareholders of the company will also be asked to vote upon a proposal waiving any claims of TIM Hellas against the past members of the board of directors of the Company for any actions taken in the course of their serving on the board. Generally, this vote is to release any claims against directors previously designated by TIM International to the board of directors of TIM Hellas, and is required to be presented to shareholders under the terms of the Stock Purchase Agreement. Under Greek law, in order for this proposal to be approved, the holders of at least a majority of the ordinary shares represented at a meeting at which a quorum is present must vote in favor of the proposal.

Voting Power

        Only holders of ordinary shares who, five days before the meeting, have deposited their shares with the Company, or with a bank operating in Greece or with the Greek Fund of Deposits and Loans and submitted to the Company evidence of such deposit, together with any appropriate documentation under Greek law proving the power of the representative to represent the shareholder, may attend and vote at the extraordinary general meeting. Holders of a majority of the shares in attendance at the meeting may, in their discretion, grant a waiver to holders of ordinary shares who had deposited their shares and fulfilled such other formalities, but only after the deadline of five days before the meeting, authorizing those holders to attend and vote at the extraordinary general meeting.

        Holders of ordinary shares may grant a power-of-attorney to another person to vote by proxy on their behalf; however, in order for any such attorney-in-fact to attend and vote at the extraordinary general meeting, the relevant shares must have been deposited and the representative's documentation must be provided as described above.

        Holders of ADSs or DDRs cannot vote at the extraordinary general meeting directly. Holders of record of ADSs as of August 29, 2005, the record date in respect of the ADSs, may instruct the U.S. depositary how to vote the ordinary shares underlying their ADSs. Holders of record of DDRs may instruct the Dutch depositary, at least eight days prior to the extraordinary general meeting, how to vote the ordinary shares underlying their DDRs. If the U.S. depositary or the Dutch depositary, as applicable, does not receive any instructions as to how to vote the ordinary shares underlying the ADSs and DDRs, respectively, such underlying ordinary shares will not be voted at the extraordinary general meeting.

        Each outstanding ordinary share entitles the holder to one vote on each matter submitted for approval.

        As of the date of this transaction statement, there were 83,876,720 ordinary shares, including those underlying the ADSs and DDRs, outstanding and eligible to vote.

Vote Required for Approval of the Merger and the Draft Merger Agreement

        Under Greek law, in order for the merger and the draft merger agreement to be approved, the holders of at least two-thirds of the ordinary shares represented at a meeting at which a quorum is present must vote in favor of the merger and the draft merger agreement.

        In general, holders with at least two-thirds of the paid-up share capital of TIM Hellas must be in attendance, in person or by proxy, for a quorum to be present. In the event that the quorum requirement is not met at the meeting, a new meeting will be convened, for which the quorum requirement under Greek law would be 50% of the paid-up share capital, and in the event that the quorum requirement is still not met at such reconvened meeting, a further meeting will be convened, for which the quorum requirement would be one-third of the paid-up share capital.

        Troy GAC currently holds approximately 80.87% of the outstanding ordinary shares and will attend the meeting and vote in favor of the merger and the draft merger agreement. Accordingly, the quorum requirement will be satisfied and the merger and the draft merger agreement will be approved, without the attendance or affirmative vote of any other holders of TIM Hellas ordinary shares.

Voting by Directors and Executive Officers

        As of the date of this transaction statement, the directors and executive officers of TIM Hellas do not hold any ordinary shares, ADSs or DDRs of TIM Hellas, and accordingly will not be voting any ordinary shares on the merger and the draft merger agreement at the extraordinary general meeting.

Adjournments and Postponements

        The extraordinary general meeting may be adjourned or postponed at any time by action of the board of directors of TIM Hellas or of a majority of the shareholders present at the meeting. In addition, any holder or holders of ordinary shares having more than 5% of the outstanding ordinary shares that are present at the extraordinary general meeting and that are entitled to vote at such meeting, having fulfilled the deposit and other formalities described above, has the right at any time during the meeting to cause the vote on approval of the merger and the draft merger agreement to be postponed for a period of up to 30 days. The procedures for voting and vote requirements described above will apply at the extraordinary general meeting, as so adjourned or postponed.

Questions

        If you have any questions about the cash-out merger or how to direct the voting of your TIM Hellas ordinary shares, please contact the TIM Hellas investor relations department at +30 210 615 8585 (if you are calling from the United States, dial 011-30 210 615 8585). If you have questions about how to direct the voting of your TIM Hellas ADSs or DDRs, or about becoming a registered holder of ordinary shares prior to the consummation of the cash-out merger, please contact, as applicable, the U.S. depositary by dialing The Bank of New York at +1 (212) 815 8223 for further information on surrendering your ADSs, or the Dutch depositary by dialing NV Algemeen Nederlands Trustkantoor ANT at +31 20 5222 555 for further information on surrendering your DDRs.

THE MERGER

Terms of the Merger

        Upon completion of the merger, all of the assets and liabilities of TIM Hellas will be absorbed by Troy GAC and TIM Hellas will cease to be a separate company. Under the terms of the draft merger agreement, upon completion of the merger, all ordinary shares of TIM Hellas, including those underlying the ADSs and DDRs, will be canceled and represent only the right to receive the cash merger consideration from the surviving company, other than shares owned by Troy GAC, which will be canceled without consideration being paid therefor.

        Holders of record of ordinary shares at the time the merger becomes effective will be entitled to receive, upon surrender of their shares, €16.42475 in cash, without interest and less any applicable withholding tax, for each ordinary share owned by them.

        At the time the merger becomes effective, ordinary shares underlying the ADSs and DDRs will be converted into the right to receive cash consideration in an amount of €16.42475 per share, without interest and less any applicable withholding tax. At that time, cash in an aggregate amount sufficient to pay the holders of the ADSs will be paid to the U.S. depositary, and cash in an aggregate amount sufficient to pay the holders of the DDRs will be paid to the Dutch depositary. In order for holders of ADSs and DDRs to receive the cash consideration paid in the merger, such holders will have to surrender their ADSs or DDRs to the U.S. depositary or the Dutch depositary, as applicable. The U.S. depositary will pay holders of ADSs in U.S. dollars after converting the euro amount received into U.S. dollars (net of fees and expenses) pursuant to the deposit agreement applicable to the ADSs. Holders of ADSs may be subject to a cancellation fee of up to $5.00 per 100 ADSs imposed by the U.S. depositary under the applicable terms of the applicable deposit agreement related to the ADSs. If you are an ADS holder and you elect to become a registered holder of ordinary shares prior to the consummation of the cash-out merger by exchanging your ADSs for ordinary shares through the U.S. depositary, at the time you surrender your ADSs the U.S. depositary may similarly charge you up to $5.00 per 100 ADSs as a cancellation fee in connection with the cancellation of your ADSs. The Dutch depositary will pay holders of DDRs in Euros pursuant to the deposit agreement applicable to the DDRs. If you are a DDR holder and you elect to become a registered holder of ordinary shares prior to the consummation of the cash-out merger by exchanging your DDRs for ordinary shares through the Dutch depositary, at the time you surrender your DDRs the Dutch depositary may charge you €1.00 per 100 DDRs (or a portion thereof) as a cancellation fee in connection with the cancellation of your DDRs. Accordingly, holders of ADSs and DDRs, upon surrender of their securities for payment of the cash merger consideration, will receive €16.42475 in cash, without interest and less any applicable cancellation fee under the relevant deposit agreement and any applicable withholding tax, for each ADS or DDR owned by them.

        Applicable Greek law does not provide for any appraisal or similar rights.

        No provision has been made in connection with the merger to grant public shareholders of TIM Hellas access to the corporate records of TIM Hellas or any member of the Buyer Group, or to obtain, for such public shareholders, counsel or appraisal services at the expense of TIM Hellas or any member of the Buyer Group.

The Draft Merger Agreement

        The material terms of the merger are set out in the draft merger agreement, which, when approved by the shareholders of Troy GAC and TIM Hellas, executed in the form of a notarial deed and sanctioned by the Prefecture, will be the legal document governing the terms of the merger. The summary above of the terms of the merger describes all of the material provisions of the draft merger agreement. An English translation of the draft merger agreement is attached to this transaction statement as Annex A. Shareholders are encouraged to read the draft merger agreement in its entirety.

Material Tax Consequences of the Merger

        The following is a summary of the material U.S. federal and Greek tax consequences to holders of ordinary shares, ADSs or DDRs upon their receipt of cash pursuant to the merger in exchange for ordinary shares, ADSs or DDRs. This summary does not purport to be a comprehensive description of all the tax consequences that may be applicable to a holder in respect of the merger. In particular, this summary deals only with beneficial owners of ordinary shares, ADSs or DDRs as capital assets and does not address the tax treatment of beneficial owners who may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, or persons that hold ordinary shares, ADSs or DDRs as a position in a "straddle" for tax purposes or as part of a "constructive sale" or a "conversion" transaction or other integrated investment comprised of ordinary shares, ADSs or DDRs and one or more other investments or persons related to TIM Hellas. The summary does not discuss the treatment of the exchange of ordinary shares, ADSs or DDRs that are held in connection with a permanent establishment through which a non-resident beneficial owner carries on business or performs personal services in Greece.

        This summary is based upon tax laws and practice of the United States and Greece as in effect on the date hereof and all of which are subject to differing interpretations and/or change, possibly with retroactive effect. Holders of ordinary shares, ADSs or DDRs should consult their own advisors as to the U.S., Greek or other tax consequences of the exchange of the ordinary shares, ADSs or DDRs in the merger, including, in particular, the effect of any state, local or other national tax laws.

        For purposes of this summary, a beneficial owner of ordinary shares, ADSs or DDRs who is a citizen or resident of the United States or a domestic corporation or that otherwise is subject to United States federal income taxation on a net income basis in respect of the ordinary shares, ADSs or DDRs is referred to as a "U.S. holder."

  Material U.S. Federal Income Tax Consequences

  The Exchange

        The exchange of ordinary shares, ADSs or DDRs for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash for ordinary shares, ADSs or DDRs pursuant to the merger will recognize gain or loss, if any, equal to the difference between the U.S. dollar value of cash received and such U.S. holder's adjusted U.S. dollar tax basis in the ordinary shares, ADSs or DDRs. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. holder's holding period for the ordinary shares, ADSs or DDRs is more than one year at the time of the exchange of such U.S. holder's ordinary shares, ADSs or DDRs for cash. Long-term capital gains recognized by an individual U.S. holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax and Information Reporting

        Payments to U.S. holders made pursuant to the offer will be subject to information reporting and U.S. federal backup withholding tax unless (i) the U.S. holder furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing an IRS Form W-9) or (ii) the U.S. holder is otherwise exempt from backup withholding. Any amounts so withheld may be credited against the U.S. holder's U.S. federal income tax liability. Holders that are not U.S. persons may need to comply with certification procedures to establish non-U.S. status in order to avoid information reporting and backup withholding tax requirements.

  Material Greek Tax Consequences

        Payments to the Dutch depositary, which currently is the direct holder of all TIM Hellas ordinary shares not held by Troy GAC, will not be subject to any Greek withholding tax. Payments to holders of ordinary shares, ADSs or DDRs which are Greek tax residents or which have a permanent establishment in Greece may, according to their legal form, be subject to Greek taxation on any profit.

Accounting Treatment of the Transaction

        Under Greek law, Troy GAC will account for the merger using a simple accounting consolidation of the assets and liabilities of TIM Hellas with those of Troy GAC. Under the provisions of Greek law 2166/1993, assets and liabilities are transferred to the absorbing company at book values which can be confirmed either by a certified auditor or by the tax authorities. Thus, since no valuation of assets is involved, no revaluation gains arise.

Differences in the Rights of Security Holders as a Result of the Transaction

        All holders of ordinary shares, ADSs or DDRs, other than Troy GAC, will receive cash payments as detailed above, their ordinary shares (either held directly or underlying their ADSs or DDRs) will be canceled, and they will therefore no longer have rights as security holders.

MARKET PRICES AND DIVIDEND INFORMATION

        The ADSs are traded on the Nasdaq National Market under the symbol "TIMHY" The DDRs are traded on Euronext Amsterdam N.V. under the symbol "TIMHY" There is no public market for ordinary shares of TIM Hellas.

        The following table presents the high and low sales prices on Nasdaq for the ADSs for each quarter during the past two years:

	Nasdaq
	High	Low
	(price in $/ADS)
2003
First Quarter	$8.35	$6.56
Second Quarter	10.45	7.80
Third Quarter	11.63	9.20
Fourth Quarter	13.45	10.55
2004
First Quarter	21.65	12.98
Second Quarter	24.26	14.14
Third Quarter	17.25	14.49
Fourth Quarter	18.95	14.94
2005
First Quarter	22.15	17.30
Second Quarter	21.15	18.71
Third Quarter through August 31	20.33	18.84

        The following table presents the high and low sales prices on Euronext Amsterdam for the DDRs for each quarter during the past two years:

	Euronext
	High	Low
	(price in €/DDR)
2003
First Quarter	€9.00	€9.00
Second Quarter	9.00	5.26
Third Quarter	7.00	7.00
Fourth Quarter	10.15	7.00
2004
First Quarter	13.01	10.15
Second Quarter	15.88	15.88
Third Quarter	15.88	12.00
Fourth Quarter	15.00	8.76
2005
First Quarter	17.20	12.00
Second Quarter	17.20	15.20
Third Quarter through August 31	16.00	15.00

        On February 14, 2005, the last date on which trading occurred prior to the public speculation that TIM International was in discussions to sell its stake in TIM Hellas, the closing price of the ADSs and DDRs were $19.38 and €15.00, respectively. On April 1, 2005, the last date on which trading occurred prior to the announcement of the agreement between Troy GAC and TIM International for the purchase of TIM International's stake in TIM Hellas, the closing price of the ADSs and DDRs were $20.71 and €17.20, respectively. On August 31, the last date on which trading occurred prior to the date of this transaction statement, the closing price of the ADSs and DDRs were $19.72 and €15.00, respectively. Holders of ADSs and DDRs are encouraged to obtain a current market quotation.

        On May 30, 2003, TIM Hellas paid dividends of €8.3 million, or €0.10 per share, for the fiscal year 2002. On May 28, 2004, it paid dividends of €8.3 million, or €0.10 per share, for its fiscal year 2003. On May 23, 2005, it paid dividends of €8.4 million, or €0.10 per share, for its fiscal year 2004.

INFORMATION CONCERNING TIM HELLAS

        Name, Address and Telephone.    TIM Hellas, formerly known as STET Hellas Telecommunications, S.A., is a Greek company limited by shares. The address of the principal executive offices of TIM Hellas is 66, Kifissias Avenue, 15125 Maroussi, Athens, Greece. The telephone number of the principal executive offices of TIM Hellas is +30 210 615 8000.

        Securities.    As of August 31, 2005, there were 83,876,720 ordinary shares issued and outstanding, including 16,045,599 ordinary shares represented by 13,772 DDRs and 16,031,827 ADSs, respectively.

        Historical Financial Data.    The table below sets forth certain selected historical financial information of TIM Hellas as of December 31, 2003 and 2004 and for each of the two years then ended, excerpted from TIM Hellas' annual report on Form 20-F for the fiscal year ended December 31, 2004 on file with the SEC (the "Form 20-F Report").

        The historical financial statements of TIM Hellas are presented in euro and are prepared in accordance with U.S. GAAP. The selected financial data set forth below as of and for the fiscal years ended December 31, 2003 and 2004 have been derived from TIM Hellas' audited financial statements included in the Form 20-F Report, which have been audited by Ernst & Young Hellas.

	Year ended December 31,
	2003	2004	2004(1)
	(€)	(€)	(U.S.$)
	(in thousands, except per share amounts)
Statement of Income Data
Operating revenue:
Revenues from telecommunications services	761,934	785,545	1,063,470
Revenues from sales of handsets and accessories	46,606	43,604	59,031

Total operating revenues	808,540	829,149	1,122,501
Cost of sales and services provided	(331,420)	(385,581)	(522,001)

Gross profit	477,120	443,568	600,500
Provision for doubtful accounts	(7,100)	(5,290)	(7,162)
Selling, general and administrative expenses	(303,137)	(317,212)	(429,442)

Operating income	166,883	121,066	163,896
Interest and other financial expense, net	(10,818)	(9,928)	(13,440)
Income before income taxes	156,065	111,138	150,456
Income taxes provision	(63,446)	(32,295)	(43,721)

Net income before cumulative effect of change in accounting principle for SFAS 143, net of tax	92,619	78,843	106,735
Cumulative effect of change in accounting principle for SFAS 143, net of tax	(1,000)	—	—

Net Income	91,619	78,843	106,735

Amounts per common share:
Income before cumulative effect of change in accounting principle for SFAS 143	1.11	0.95	1.28
Cumulative effect of change in accounting principle for SFAS 143, net of tax	(0.01)	—	—

Net Income per share—basic and diluted	1.10	0.95	1.28
Dividend per share	0.10	0.10	0.14
Weighted average shares outstanding—basic and diluted	83,193,220	83,239,907	83,239,907

(1)
Solely for the convenience of the reader, euro amounts have been translated into dollars at the rate of $1.3538 per €1.00, the noon buying rate on December 31, 2004.

	Year ended December 31,
	2003	2004	2004(1)
	(€)	(€)	(U.S.$)
	(in thousands)
Balance Sheet Data
Total assets	1,026,328	1,004,350	1,359,691
Long-term debt, net of current maturities	100,000	100,000	135,380
Long-term debt due to related companies	60,000	60,000	81,228
Total long-term liabilities less long-term debt	78,648	62,681	84,858
Total liabilities	624,809	524,205	709,672
Shareholders' equity	401,519	480,145	650,019

(1)
Solely for the convenience of the reader, euro amounts have been translated into dollars at the rate of $1.3538 per €1.00, the noon buying rate on December 31, 2004.

        On August 2, 2005, the Company announced its results for the first half of fiscal 2005. The table below sets forth certain selected unaudited historical financial information of TIM Hellas as of June 30, 2005 and for the six months then ended, excerpted from TIM Hellas' report on Form 6-K for August 2, 2005 on file with the SEC (the "Form 6-K"). The historical financial statements of TIM Hellas are presented in euro and are prepared in accordance with U.S. GAAP.

	Six months ended June 30,
	2004	2005	2005(1)
	(€)	(€)	(U.S.$)
	(in thousands, except per share amounts)
Statement of Income Data
Operating revenue:
Revenues from telecommunications services	387,648	372,992	451,246
Revenues from sales of handsets and accessories	20,737	21,720	26,276

Total operating revenues	408,385	394,712	477,522
Cost of sales and services provided	(185,653)	(195,161)	(236,105)

Gross profit	222,732	199,551	241,417
Provision for doubtful accounts	(3,394)	(4,056)	(4,907)
Selling, general and administrative expenses	(164,201)	(153,587)	(185,809)

Operating income	55,137	41,908	50,701
Interest and other financial expense, net	(5,271)	(7,615)	(9,213)
Income before income taxes	49,866	34,293	41,488
Income taxes provision	(21,531)	(14,666)	(17,744)

Net Income	28,335	19,627	23,744

Amounts per common share:
Net Income per share—basic and diluted	0.34	0.23	0.28
Weighted average shares outstanding—basic and diluted	83,193,220	83,876,720	83,876,720

(1)
Solely for the convenience of the reader, euro amounts have been translated into dollars at the rate of $1.2098 per €1.00, the exchange rate as of June 30, 2005, as published by the U.S. Federal Reserve.

	December 31, 2004	June 30, 2005	June 30, 2005(1)
	(€)	(€)	(U.S.$)
	(in thousands)
Balance Sheet Data
Total assets	1,004,350	982,263	1,188,340
Long-term debt, net of current maturities	100,000	166,000	200,827
Long-term debt due to related companies	60,000	—	—
Total liabilities	524,205	490,879	593,864
Shareholders' equity	480,145	491,384	594,476

(1)
Solely for the convenience of the reader, euro amounts have been translated into dollars at the rate of $1.2098 per €1.00, the exchange rate as of June 30, 2005, as published by the U.S. Federal Reserve.

        The book value of one TIM Hellas ordinary share as of December 31, 2004 and as of June 30, 2005, based on the historical financial statements of TIM Hellas, was €5.724 and €5.858, respectively (or $7.750 and $7.088, respectively, based on the exchange rate of €/U.S.$ of 1.3538 and €/U.S.$ of 1.2098 on December 31, 2004 and June 30, 2005, respectively.

        The ratio of TIM Hellas' earnings to fixed charges for fiscal years 2003 and 2004 equaled 7.5x, and 8.4x, respectively.

        More comprehensive financial information is included in the Form 20-F Report and the Form 6-K and in other documents filed by TIM Hellas with the SEC. We incorporate by reference the financial information included in Item 18 of the Form 20-F Report. The summary above is qualified in its entirety by reference to the Form 20-F Report, the Form 6-K and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth under "Available Information" below.

        Recent Developments.    As described above under "Special Factors Relating to the Going Private Transaction—Background and Description of the Merger," the Company prepared the transformation balance sheet as of June 15, 2005 in accordance with Greek law and accounting principles, and Ernst & Young Hellas audited the transformation balance sheet and prepared the auditor's report, which was completed on July 20, 2005. Set forth below is the summary of the transformation balance sheet reflecting the Company's net asset position as at June 15, 2005, as reflected in Ernst & Young Hellas' auditor's report:

ASSETS	EURO
FIXED ASSETS
Intangible Assets	229,534,254.94
Tangible Assets	433,983,373.31
Investments And Other Long Term Receivables	2,984,448.87

Total Fixed Assets	666,502,077.12

CURRENT ASSETS
Inventories	10,689,332.10
Accounts Receivable	175,768,691.11
Cash and Banks	13,165,679.96

Total Current Assets	199,623,703.17

Transitory Accounts (Assets)	24,989,583.16

TOTAL ASSETS	891,115,363.45

LIABILITIES	EURO
PROVISIONS FOR CONTINGENCIES AND EXPENSES	17,241,885.98
LIABILITIES
Non-Current Liabilities	198,175,466.93
Current Liabilities	229,619,745.35

Total Liabilities	427,795,212.28

Transitory Accounts (Liabilities)	38,839,564.58

TOTAL LIABILITIES	483,876,662.84

SHAREHOLDERS EQUITY
Shareholders Equity consists of:
Shareholders Equity	407,238,700.61
Common Stock	128,331,381.60
Capital in Excess of Par Value	78,197,350.30
Revaluation Reserves—Government Grants	5,042,641.00
Reserves	12,518,592.57
Results Carried Forward (PROFIT)	182,755,019.94
Deposits for Capital Increase	393,715.20

        The transformation balance sheet and the auditor's report are filed as exhibits to the Schedule 13E-3 (and may be examined at or obtained from the SEC in the manner set forth under "Available Information" below) and are incorporated by reference herein. They will also be made available for inspection and copying by shareholders of TIM Hellas at the principal executive offices of the Company during its regular business hours.

        Prior Public Offerings.    TIM Hellas has not during the past three years made an underwritten public offering for cash or an offering exempt from U.S. registration under Regulation A.

        Available Information.    TIM Hellas is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains some of the reports and other information about issuers, such as TIM Hellas, which file electronically with the SEC. The address of that site is http://www.sec.gov.

INFORMATION CONCERNING THE BUYER GROUP

  Troy GAC.

        Troy GAC is a Greek company, the principal business of which currently is serving as a holding company for the investment of the Apax shareholders and the TPG shareholders in the business of telecommunications in Greece. On March 28, 2005, the Apax Entities (as defined below) and their affiliates and the TPG Entities (as defined below) and their affiliates collectively acquired indirect ownership of all of the share capital of Troy GAC for the purpose of effecting the transactions contemplated by the Stock Purchase Agreement.

        The registered office of Troy GAC is at 3, Stratigou Tombra Street, GR-153 42, Ag. Paraskevi, Athens, Greece. The telephone number of Troy GAC is +30 210 60 62 178. The directors of Troy GAC are Philippe M. Costeletos (Chairman), Giancarlo Aliberti (Vice-Chairman), Matthias Calice, Michael Grabiner, Vincenzo Morelli and Salim Nathoo. The business address of each of Mr. Costeletos, Mr. Calice and Mr. Morelli is Stirling Square, 5-7 Carlton Gardens, London SW1Y 5AD, England, and their business telephone number is +44 207 544 6500. The business address of each of Mr. Grabiner and Mr. Nathoo is 15 Portland Place, London W1B 1PT, England, and their business telephone number is +44 207 872 6300. The business address of Mr. Aliberti is Via dei Boschetti, 1, 20121 Milan, Italy, and his business telephone number is +39 02 762 1191. Troy GAC currently has no executive officers.

        Troy GAC is controlled by the Apax Entities and the TPG Entities. Apax Europe Managers Limited is a company organized under the laws of England ("APEM"). Apax Europe VI GP Co. Limited is a company organized under the laws of Guernsey ("Apax GP"). TPG Advisors IV, Inc. is a Delaware corporation ("TPG Advisors"). T3 Advisors II, Inc. is a Delaware corporation ("T3 Advisors"). The Apax Entities, through their control of the Apax shareholders, and the TPG Entities, through their control of the TPG shareholders, collectively, indirectly own approximately 97% of the equity interests of Troy GAC by virtue of their ownership of approximately 97% of the equity interests in Troy S.àr.l., a Luxembourg entity, which in turn owns 100% of the equity interests in Troy I S.àr.l., a Luxembourg entity, which in turn owns 100% of the equity interests in Troy II, a Luxembourg entity, which in turn owns 100% of the equity interests in Troy GAC.

        Each of the Luxembourg holding companies was formed solely for the purpose of effecting the transactions contemplated by the Stock Purchase Agreement and the merger (although one of such companies had been in existence, having been formed previously and held to be available for such a transaction). None of the Luxembourg holding companies has engaged in any activities other than those incident to its formation and such transactions.

        Troy GAC owns 100% of the equity interests in Troy VI, a Luxembourg entity, and 99% of the equity interests in Troy III and Troy V, each a Luxembourg entity. The remaining 1% of the equity interests in each of Troy III and Troy V is owned by Troy VI. Additionally, Troy I owns 100% of the equity interests in Troy PIK, a Luxembourg entity and Troy II owns 100% of the equity interests in Troy IV, a Luxembourg entity. Troy VI, Troy III, Troy V, Troy PIK and Troy IV are entities organized in connection with the financing of the transactions contemplated by the Stock Purchase Agreement and the merger. None of these entities has engaged in any activities other than those incident to its formation and such transactions.

  Apax Entities.

        The address of the principal business offices of APEM is 15 Portland Place, London, England W1B 1PT, United Kingdom, telephone +44 207 872 6300. The address of the principal business offices of Apax GP is 13-15 Victoria Road, St. Peter Port, Guernsey, C.I. GY1 3ZD, telephone +44 1481 735 821.

        The principal business of APEM is to serve as the discretionary investment manager of the Apax shareholders. The directors of APEM are Adrian Beecroft, Peter Englander, Paul Fitzsimmons, Stephen Grabiner, Stephen Green, Martin Halusa, Ian Jones, Michael Risman and Richard Wilson. The business address of each director of APEM is c/o Apax Partners, Ltd., 15 Portland Place, London, England W1B 1PT, and the business telephone number is +44 207 872 6300. APEM currently has no executive officers.

        The principal business of Apax GP is to act as the general partner of Apax Europe VI GP, L.P., Inc. (the "General Partner of the Europe VI Funds"). The General Partner of the Europe VI Funds is a Guernsey limited partnership the purpose of which is to act as the general partner of certain private equity funds, including the Apax shareholders. The directors of Apax GP are Andrew Barrett,

Stephen Tilton, Constance A.E. Helyar, Denise Banks Fallaize and Arthur Jeremy Arnold. The principal business address of each director of Apax GP, except for Andrew Barrett and Stephen Tilton, is c/o International Private Equity Services, 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands, GY1 3ZD, telephone +44 1481 735 821. Mr. Barrett's and Mr. Tilton's principal business address is is c/o Apax Partners, Ltd., 15 Portland Place, London, England W1B 1PT, United Kingdom, telephone +44 207 872 6300. Apax GP currently has no executive officers.

        Each of the Apax shareholders is an English limited partnership that is a private equity fund engaged in making investments in securities of public and private corporations.

  TPG Entities.

        The address of the principal business offices of each of the TPG Entities is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

        The principal business of each of the TPG Entities is serving as the sole general partner of related entities engaged in making investments in securities of public and private corporations.

        TPG Advisors serves as the general partner of TPG GenPar IV, L.P., a Delaware limited partnership ("TPG GenPar"). TPG GenPar serves as the general partner of TPG Partners IV, L.P., a Delaware limited partnership ("TPG IV"), a private equity fund engaged in making investments in securities of public and private corporations.

        T3 Advisors serves as the general partner of T3 GenPar II, L.P., a Delaware limited partnership ("T3 GenPar"). T3 GenPar serves as the general partner of each of T3 Partners II, L.P., a Delaware limited partnership ("T3 Partners"), and T3 Parallel II, L.P., a Delaware limited partnership ("T3 Parallel"). T3 Partners and T3 Parallel are private equity funds engaged in making investments in securities of public and private corporations in the telecommunications and technology industries.

        The directors and executive officers of each of TPG Advisors and T3 Advisors are David Bonderman (Chairman of the Board of Directors and President of TPG Advisors and T3 Advisors); James G. Coulter (Director and Vice President of TPG Advisors and T3 Advisors); William S. Price, III (Director and Vice President of TPG Advisors and T3 Advisors); James J. O'Brien (Vice President and Assistant Treasurer of TPG Advisors and T3 Advisors); David A. Spuria (Vice President, General Counsel and Secretary of TPG Advisors and T3 Advisors); John E. Viola (Vice President, Chief Financial Officer and Treasurer of TPG Advisors and T3 Advisors); Richard A. Ekleberry (Vice President and Assistant Secretary of TPG Advisors and T3 Advisors); Thoman E. Reinhart (Vice President and Chief Operating Officer of TPG Advisors and T3 Advisors); and Jonathan Coslet (Vice President of TPG Advisors and T3 Advisors). The principal business address of each of Mr. Bonderman, Mr. O'Brien, Mr. Spuria, Mr. Viola, Mr. Ekleberry and Mr. Reinhart is 301 Commerce Street, Suite 3300, Fort Worth, Texas, 76102, telephone +1 817 871 4010. The principal business address of each of Mr. Coulter, Mr. Price and Mr. Coslet is 345 California Street, Suite 3300, San Francisco, California, 94104, telephone +1 415 743 1500.

Business and Background of Entities

        Troy GAC was acquired by the Apax shareholders and the TPG shareholders for the purpose of implementing the transactions contemplated by the Stock Purchase Agreement as well as the merger in the manner described in this transaction statement. As noted above, the principal business of Troy GAC currently is serving as a holding company for the investment of the Apax shareholders and the TPG shareholders in the business of telecommunications in Greece. During the last five years, none of Troy GAC, the Apax Entities, the TPG Entities or, to the best of their knowledge, any of the officers and directors listed above, has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Business and Background of Natural Persons

        Socrates Kominakis.    Socrates Kominakis has been the managing director and chief executive officer of TIM Hellas since September 2004. Mr. Kominakis began his career in 1992 with Proctor & Gamble Hellas as a brand manager. From 1996 to 1998, he was with Kraft Jacobs Suchard as a marketing manager. In 1998, Mr. Kominakis joined Vodafone Greece as marketing manager responsible for the formulation and execution of the marketing strategy of the company's distribution network. Mr. Kominakis was promoted to commercial director of Vodafone Greece, in 2002 and served as an executive member of its board of directors. Mr. Kominakis holds a Bachelor of Science degree in Business Administration from the American College of Greece, Deree College in Athens and obtained his Masters in Business Administration from Edinburgh University. Mr. Kominakis is a Greek citizen. Mr. Kominakis' address is care of TIM Hellas, 66, Kifissias Avenue, 15125 Maroussi, Athens, Greece, and his telephone number is +30 210 615 8000.

        Philippe M. Costeletos.    Philippe Costeletos is the Chairman of Troy GAC and a Partner at Texas Pacific Group. Mr. Costeletos joined Texas Pacific Group in 2003 and has led the firm's transactions with Debenhams and TIM Hellas. Prior to joining Texas Pacific Group, Mr. Costeletos was a Member of the Management Committee at Investcorp where he was involved in a number of buyouts in Switzerland, Norway, the Netherlands and the UK. Prior to joining Investcorp, Mr. Costeletos was with JP Morgan Capital where he was involved in private equity investments across Europe and Latin America. Previously, Mr. Costeletos worked with Morgan Stanley in London and New York. Mr. Costeletos holds a BA in Mathematics with distinction, Magna Cum Laude, from Yale University and an MBA, Beta Gamma Sigma from Columbia Business School. He serves on the board of directors of Debenhams and TIM Hellas. Mr. Costeletos is a Greek and a U.S. citizen.

        Giancarlo Aliberti.    Giancarlo Aliberti is the Vice-Chairman of Troy GAC and a Member of Apax Partners Worldwide LLP. Mr. Aliberti joined Apax in April 2000 as a Director with the responsibility of leading the development of the firm's practice in Italy. He specializes in telecommunications, financial services and retail. At Apax he has led four deals, Azimut, Kelyan, HAL Knowledge Solutions and Tim Hellas, notably bringing Azimut to a public listing in July 2004. Prior to joining Apax, Mr. Aliberti worked for Monitor Company, the management consulting firm founded by Prof. Michael Porter, for over 11 years. He was Senior Vice President Europe, Eurasia and South Africa and Manager of the Milan office. He strongly contributed in developing the Monitor practice in Europe, which grew from under 25 professionals in 1988, the year he joined the company, to over 250 at the end of 1999. In 1996 he developed the European Private Equity Consulting practice at Monitor that led very rapidly to multiple strategic due diligence assignments in the UK, Italy and Germany. He personally advised many firms on deals in diverse sectors, including industrial machinery, logistics, consumer goods, telecommunications and Internet. In 1985 and 1986, Mr. Aliberti worked for Montedison in a staff function supporting the President of the company. He focused his attention on two issues, corporate governance in public companies, and acquisition and joint venture models for Montedison in advanced chemicals and other high tech sectors. Mr. Aliberti has a Master in Business Administration from the Harvard Business School, where he graduated in 1988, and holds a degree in economics summa cum laude form the University of Rome. Mr. Aliberti is a Director of Kelyan since May 2000, and a Director of TIM Hellas. He has also been Chairman of Azimut from December 2001 to July 2005, and Chairman of HAL Knowledge Solutions from October 2002 to July 2005. Mr. Aliberti is an Italian citizen.

        Matthias Calice.    Matthias Calice is a director of Troy GAC and a principal of Texas Pacific Group (Europe) Ltd. Prior to joining Texas Pacific Group, Mr. Calice was a Principal at Apax Partners in London where he was a member of the buy-out practice and involved in a number of buy-outs in the UK and Germany. Previously, Mr. Calice worked with J.P. Morgan in London and with McKinsey & Company in Frankfurt and Vienna. Mr. Calice has an MBA with distinction from INSEAD and received a PhD with distinction and a Master of Law from Vienna University. He serves on the board of directors of Grohe and TIM Hellas, and is a member of the supervisory board of Deutsche Immobilien Chancen Beteiligungs AG. Mr. Calice is an Austrian citizen.

        Michael Grabiner.    Michael Grabiner is a director of Troy GAC and a Member of Apax Partners Worldwide LLP. Mr. Grabiner has been a partner at Apax Partners in the global telecommunications and IT group since February 2002, and has led teams in recent investments in Nexagent Ltd. and Synertrix Holdings Ltd. Prior to joining Apax, Mr. Grabiner was chief executive of Energis plc from 1996 to 2001. Previously, Mr. Grabiner worked in a range of management roles at British Telecom covering finance, marketing, organization, quality, and commercial and international operations. Mr. Grabiner holds degrees from the St. Albans School and Kings College Cambridge. He serves on the board of directors of Telewest Global, Inc., Emblaze Systems Ltd., Chelsfield plc and Littlewoods plc, and is chairman of the Partnership for Schools and Spectrum Strategy Consultants. Mr. Grabiner is citizen of the United Kingdom.

        Vincenzo Morelli.    Vincenzo Morelli is a director of Troy GAC and a Managing Director of Texas Pacific Group (Europe) Ltd. Mr. Morelli was until recently a Managing Director with Alvarez and Marsal, the turnaround and crisis management firm. While at A&M, he was Geschäftsführer and Chief Restructuring Officer of Schulte GmbH; advised Trevira AG, prior to its sale to Reliance; and served as Chief Executive Officer of the Fantuzzi Group, where he began an operational turnaround of the business. Immediately prior to joining A&M, Mr. Morelli was a Senior Advisor with Clayton, Dubilier and Rice, where he conducted the buyout of Italtel from Telecom Italia, in partnership with Cisco Systems, and was Vice-Chairman of Italtel's Board of Directors. Between 1993 and 1998, he was the Chief Executive Officer of Kontron Instruments Group, a distressed investment owned by BC Partners. From 1983 to 1990, Mr. Morelli worked at General Electric, where he was President and CEO of GE Medical Systems-Europe (and Président Directeur Général of Thomson-Compagnie Générale de Radiologie). Mr. Morelli spent the early part of his career, between 1975 and 1983, at the Boston Consulting Group, in Paris and Chicago. Mr. Morelli, who also serves as non-executive Chairman of United Medical Enterprises and is on the board of directors of Bally, is a graduate of Oxford University and of Stanford Business School, where he was a Miller Scholar and a Morgan Stanley Fellow. Mr. Morelli is an Italian citizen.

        Salim Nathoo.    Salim Nathoo is a director of Troy GAC and a Member of Apax Partners Worldwide LLP. Mr. Nathoo has executed various transactions from 1999 to date at Apax Partners, including transactions involving Digital Bridges, Sonim Technologies, TDS Promethean, Wisdom/ZED, Ubizen, Inmarsat and TIM Hellas. Prior to joining Apax Partners, Mr. Nathoo was with McKinsey & Company Inc., providing strategic, organizational and operational advice to various clients in the telecom, technology, private equity and banking sectors. Mr. Nathoo has an MBA with distinction from INSEAD and a Master of Arts in mathematics from the University of Cambridge. He serves on the board of directors of Sonim Technologies, TIM Hellas and the holding company of Promethean. Mr. Nathoo is a citizen of the United Kingdom.

        During the last five years, none of Mr. Kominakis or the directors of Troy GAC listed above has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        Prior Public Offerings.    No member of the Buyer Group has during the past three years made an underwritten public offering for cash or an offering exempt from U.S. registration under Regulation A with respect to TIM Hellas securities.

FINANCING FOR THE GOING PRIVATE TRANSACTION

Source of Funds

        Troy GAC estimates that approximately €277,500,000 will be required to make the cash payments that TIM Hellas' public shareholders will be entitled to receive in connection with any pre-merger purchases, as a result of the merger and to pay related fees and expenses.

        Troy GAC expects this amount will be funded through indebtedness incurred by affiliates of Troy GAC and the Company under three bridge facility agreements, each entered into with a group of lenders led by J.P. Morgan Europe Limited and Deutsche Bank AG London, as described below, or any refinancing of these facilities, in addition to amounts currently held by Troy GAC for this purpose. Amounts borrowed by affiliates of Troy GAC and the Company under the bridge facilities, or any refinancing of these facilities, will subsequently be lent to Troy GAC for the purpose of consummating the merger. Funds available under these arrangements are in an aggregate amount sufficient to fund the purchases of shares and the merger and to pay related fees and expenses.

Borrowed Funds

        In order to provide debt financing in connection with the purchase of ordinary shares under the Stock Purchase Agreement and in connection with the acquisition of ordinary shares in the cash-out merger described in this document, Troy GAC and its affiliates entered into the following debt financing arrangements: (i) the Senior Subscription Agreement, dated as of April 3, 2005, between, among others, Troy GAC Luxembourg V, Troy II, Troy GAC and J.P. Morgan Europe Limited, as agent, as amended by an amendment letter agreement dated June 15, 2005 (the "Subscription Agreement"); (ii) the Senior Secured Facility Agreement, dated as of April 3, 2005, as amended and restated as of June 15, 2005, between, among others, Troy GAC Luxembourg V, Troy II, Troy IV S.àr.l., Troy GAC, Troy VI, the Company and J.P. Morgan Europe Limited, as agent and collateral agent (the "Senior Secured Facility"); (iii) the Senior Unsecured Facility Agreement, dated as of April 3, 2005, as amended and restated as of June 15, 2005, between, among others, Troy GAC Luxembourg III, Troy II, Troy IV S.àr.l., Troy GAC, Troy VI and J.P. Morgan Europe Limited, as agent and collateral agent (the "Senior Unsecured Facility"); and (iv) the PIK Facility Agreement, dated as of April 3, 2005, as amended and restated as of June 15, 2005, between, among others, Troy PIK, Troy I S.àr.l. and J.P. Morgan Europe Limited, as agent and collateral agent (the "PIK Facility," together with the Senior Secured Facility and the Senior Unsecured Facility, the "Bridge Agreements").

        Under the terms of the Subscription Agreement, Deutsche Bank AG London, J.P. Morgan plc, Lehman Brothers International (Europe), Merrill Lynch International have arranged a syndicate of lending entities under the Subscription Agreement (together, the "Lenders") which have agreed, subject to the conditions set forth in the Subscription Agreement, to lend or otherwise make available certain amounts set forth in the Subscription Agreement to certain affiliates of Troy GAC and the Company for the purpose of, among other things, funding the costs and interest payments under the Bridge Agreements. J.P. Morgan Europe Limited will act as agent and issuing bank, Deutsche Bank AG London and J.P. Morgan plc will act as book runners and J.P. Morgan Europe Limited will act as security agent.

        Under the terms of each of the Bridge Agreements, JPMorgan Chase Bank, N.A., Deutsche Bank AG London, Lehman Commercial Paper Inc.—UK Branch, Merrill Lynch International Bank Limited and the other lending entities under the Bridge Agreements, as applicable, (together, the "Bridge Lenders") have, subject to the conditions set forth in the relevant agreement, (a) lent or made available a proportion of the amounts available under the Bridge Agreements to affiliates of Troy GAC to fund the consummation of the transactions contemplated by the Stock Purchase Agreement and (b) agreed to lend or otherwise make available the remaining amounts available under the Bridge Agreements to affiliates of Troy GAC to fund the acquisition of the securities to be acquired by Troy GAC in any pre-merger purchases and as a result of the proposed merger. It is expected that affiliates of Troy GAC will borrow up to a total of approximately €1.4 billion under the three Bridge Agreements.

Senior Secured Facility

        General.    The Bridge Lenders have committed to lend up to €1,025,000,000 pursuant to the terms of the Senior Secured Facility. The borrower under the Senior Secured Facility is Troy V. The obligations of Troy V under the Senior Secured Facility are jointly and severally guaranteed by the Company (subject to certain limitations of Greek law), Troy GAC, Troy II, Troy IV and Troy VI.

        Interest Rate and Fees.    Amounts drawn under the Senior Secured Facility bear interest at a rate equal to EURIBOR plus a margin of 3.00% that will increase from time to time in accordance with the terms of the Senior Secured Facility, provided that the margin shall not exceed 3.50%. Fees are payable with respect to the total commitment under the Senior Secured Facility, as well as with respect to undrawn amounts thereunder.

        Prepayments.    Troy V is permitted to make voluntary prepayments of amounts drawn under the Senior Secured Facility at any time, without premium or penalty. Troy V is required to make mandatory prepayments of amounts drawn under the Senior Secured Facility, with certain exceptions, with the proceeds of (i) any public or private issuance of debt by Troy V or certain of its affiliates, including the Company and Troy GAC, (ii) indebtedness incurred by Troy V or certain of its affiliates, including the Company and Troy GAC, under credit facilities if such indebtedness is not used to fund the acquisition of the Company's shares, (iii) a sale or issuance of stock of Troy II and (iv) asset sales (as defined) by Troy V or certain of its affiliates, including the Company and Troy GAC, in excess of certain amounts. Mandatory prepayment is also required following the occurrence of a change of control (as defined) of Troy V and certain of its affiliates, including the Company and Troy GAC, taken as a whole.

        Security.    The obligations of Troy V and the guarantors under the Senior Secured Facility are secured by substantially all of the assets of Troy V and certain of its affiliates, including the Company and Troy GAC, including pledges of shares of capital stock, intercompany loans and bank accounts. The Bridge Lenders' security interest in these assets is junior only to the security interest of the Lenders' under the Subscription Agreement.

        Covenants.    The Senior Secured Facility contains customary affirmative covenants and negative covenants that, among other things, limit the ability of Troy V and certain of its affiliates, including the Company and Troy GAC, to (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions or repurchases of common stock, (iii) make investments and other types of restricted payments, (iv) create or incur liens, (v) enter into certain transactions with affiliates, (vi) enter into agreements that restrict the ability to pay dividends and (vii) consolidate, merge or sell substantially all of its assets.

        Other terms.    The Senior Secured Facility contains customary events of default, representations and warranties and indemnities in favor of the Bridge Lenders for certain losses incurred in connection with the Senior Secured Facility. If the Senior Secured Facility is not repaid prior to September 15, 2006, amounts drawn under the facility will convert into extended notes with terms substantially similar to the terms of the Senior Secured Facility which mature on June 15, 2013.

Senior Unsecured Facility

        General.    The Bridge Lenders have committed to lend up to €170,000,000 pursuant to the terms of the Senior Unsecured Facility. The borrower under the Senior Unsecured Facility is Troy GAC Luxembourg III ("Troy III"), a finance subsidiary of Troy GAC. The obligations of Troy III under the Senior Unsecured Facility are jointly and severally guaranteed by Troy GAC, Troy II, Troy IV and Troy VI.

        Interest Rate and Fees.    Amounts drawn under the Senior Unsecured Facility bear interest at a rate equal to EURIBOR plus a margin of 5.50% that will increase from time to time in accordance with the terms of the Senior Unsecured Facility, subject to an overall cap on the interest rate not to exceed 10.50%. Fees are payable with respect to the total commitment under the Senior Unsecured Facility, as well as with respect to amounts drawn thereunder.

        Prepayments.    Troy III is permitted to make voluntary prepayments of amounts drawn under the Senior Unsecured Facility at any time, without premium or penalty. Troy III is required to make mandatory prepayments of amounts drawn under the Senior Unsecured Facility, with certain exceptions, with the proceeds of (i) any public or private issuance of debt by Troy III or certain of its affiliates, including the Company and Troy GAC, (ii) indebtedness incurred by Troy III or certain of its affiliates, including the Company and Troy GAC, under credit facilities if such indebtedness is not used to fund the acquisition of the Company's shares, (iii) a sale or issuance of stock of Troy II, and (iv) asset sales (as defined) by Troy III or certain of its affiliates, including the Company and Troy GAC, in excess of certain amounts. Mandatory prepayment is also required following the occurrence of a change of control (as defined) of Troy III and certain of its affiliates, including the Company and Troy GAC, taken as a whole.

        Security.    The obligations of Troy III and the guarantors under the Senior Unsecured Facility are secured by pledges of the shares of capital stock of the Company and Troy GAC, as well as by all intercompany loans owed to Troy III. The Bridge Lenders' security interest in these assets is junior to the security interest granted under the Senior Secured Facility and to the security interest of the Lenders' under the Subscription Agreement.

        Covenants.    The Senior Unsecured Facility contains customary affirmative covenants and negative covenants that, among other things, limit the ability of Troy III and certain of its affiliates, including the Company and Troy GAC, to (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions or repurchases of common stock, (iii) make investments and other types of restricted payments, (iv) create or incur liens, (v) enter into certain transactions with affiliates, (vi) enter into agreements that restrict the ability to pay dividends and (vii) consolidate, merge or sell substantially all of its assets.

        Other terms.    The Senior Unsecured Facility contains customary events of default, representations and warranties and indemnities in favor of the Bridge Lenders for certain losses incurred in connection with the Senior Unsecured Facility. If the Senior Unsecured Facility is not repaid prior to September 15, 2006, amounts drawn under the facility will convert into extended notes with terms substantially similar to the terms of the Senior Unsecured Facility which mature on June 15, 2014.

PIK Facility

        General.    The Bridge Lenders have committed to lend up to €225,000,000 pursuant to the terms of the PIK Facility. The borrower under the PIK Facility is Troy PIK, a finance subsidiary of Troy I S.àr.l. ("Troy I"). Troy I is the parent company of Troy II and an indirect parent company of Troy GAC. The obligations of Troy PIK under the PIK Facility are guaranteed by Troy I.

        Interest Rate and Fees.    Interest under the PIK Facility is not payable in cash, but rather accrues as additional principal amount. Amounts drawn under the PIK Facility bear interest at a rate equal to EURIBOR plus a margin of 8.50% that will increase from time to time in accordance with the terms of the PIK Facility, provided that the margin shall not exceed 11.00%. Fees are payable with respect to the total commitment under the PIK Facility, as well as with respect to amounts drawn thereunder.

        Prepayments.    Troy PIK is permitted to make voluntary prepayments of amounts drawn under the PIK Facility at any time, without premium or penalty. Troy PIK is required to make mandatory prepayments of amounts drawn under the PIK Facility, with certain exceptions, with the proceeds of (i) any public or private issuance of debt by Troy PIK or certain of its affiliates, including the Company and Troy GAC, (ii) indebtedness incurred by Troy PIK or certain of its affiliates, including the Company and Troy GAC, under credit facilities if such indebtedness is not used to fund the acquisition of the Company's shares, (iii) a sale or issuance of stock of Troy II, and (iv) asset sales (as defined) by Troy PIK or certain of its affiliates, including the Company and Troy GAC, in excess of certain amounts. Mandatory prepayment is also required following the occurrence of a change of control (as defined) of Troy PIK and certain of its affiliates, including the Company and Troy GAC, taken as a whole.

        Security.    The obligations of Troy PIK and the guarantors under the PIK Facility are secured by a first priority security interest in all of the shares of capital stock of Troy II, all intercompany loans owed to Troy PIK by Troy I and to Troy I by Troy II and the bank accounts of Troy PIK and Troy I.

        Covenants.    The PIK Facility contains customary affirmative covenants and negative covenants that, among other things, limit the ability of Troy PIK and certain of its affiliates, including the Company and Troy GAC, to (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions or repurchases of common stock, (iii) make investments and other types of restricted payments, (iv) create or incur liens, (v) enter into certain transactions with affiliates, (vi) enter into agreements that restrict the ability to pay dividends, and (vii) consolidate, merge or sell substantially all of its assets.

        Other terms.    The PIK Facility contains customary events of default, representations and warranties and indemnities in favor of the Bridge Lenders for certain losses incurred in connection with the PIK Facility. If the PIK Facility is not repaid prior to September 15, 2006, amounts drawn under the facility will convert into extended notes with terms substantially similar to the terms of the PIK Facility which mature on June 15, 2015.

Conditions

        The drawing of additional amounts by the borrowers under the Bridge Agreements to fund the cash-out merger is subject to, among other things, the satisfaction of the following conditions:

  •
  the concurrent closing of the cash-out merger;

  •
  the contribution of additional equity by the Buyer Group;

  •
  the continued compliance with certain covenants and agreements contained in the Bridge Agreements and the Subscription Agreement, as well as the continuing accuracy of certain representations and warranties contained in those agreements;

  •
  other customary conditions for leveraged acquisition financings.

Refinancing of Existing Bridge Agreements

        Troy GAC and its affiliates are currently in discussions with the Bridge Lenders regarding a possible refinancing of the Bridge Agreements described above. It is currently contemplated that the Bridge Agreements would be amended and restated on substantially the same terms and conditions as the existing debt instruments, except for changes in the aggregate amounts available to be borrowed by the same borrowers under the Bridge Agreements. It is currently anticipated that, pursuant to any such refinancing, the Senior Secured Facility would be reduced from the current amount of €1,025,000,000 to an amount of €900,000,000 to €950,000,000; the Senior Unsecured Facility would be increased from the current amount of €170,000,000 to an amount of €350,000,000 to €400,000,000; and the PIK Facility would be reduced from the current amount of €225,000,000 to an amount of €100,000,000 to €150,000,000, out of which the Apax shareholders and the TPG shareholders might purchase up to €50,000,000. The terms of the Subscription Agreement, described below, would remain unchanged, other than in relation to the above. Such a refinancing would have no effect on Troy GAC's ability to fund the purchase of shares and the payment for shares exchanged in the merger and to pay related fees and expenses.

  Completion of the merger is not subject to any financing condition.

Subscription Agreement

        General.    The Lenders have committed to lend up to €250,000,000 pursuant to the terms of the Subscription Agreement. The borrowers under the Subscription Agreement will initially be Troy V and the Company and upon consummation of the merger, Troy GAC. The Subscription Agreement will be available to fund, among other things, the interest amounts payable by the relevant borrowers under the Bridge Facilities and the general corporate and working capital purposes of the borrowers. The obligations of borrowers under the Subscription Agreement are jointly and severally guaranteed by the Company (subject to certain limitations of Greek law), Troy GAC, Troy II, Troy IV, Troy VI.

        Interest Rate and Fees.    Amounts drawn under the Subscription Agreement bear interest at a rate equal to EURIBOR plus a margin. Fees are payable with respect to the total undrawn commitment under the Subscription Agreement.

        Other terms.    The Subscription Agreement is a revolving credit facility with a term of seven years. The facility also makes available to the borrowers, ancillary facilities including the issuance of letters of credit.

REGULATORY APPROVALS

        In connection with the purchase of ordinary shares from TIM International under the Stock Purchase Agreement, Troy GAC made a filing with the European Commission, which reviewed the acquisition from a competition perspective. The acquisition by Troy GAC of additional shares pursuant to the merger or in the other purchases described in this transaction statement does not require a filing with or additional clearance from the European Commission or any other antitrust or competition regulator.

        In connection with the purchase of ordinary shares from TIM International, Troy GAC also made a filing with the National Telecommunications and Posts Commission (the "NTPC"). In approving the acquisition by Troy GAC of the purchase from TIM International, the NTPC also approved the consummation of the merger. Accordingly, no further filing or approval is required from the NTPC in connection with the merger.

        Under Greek law, in order for the merger to be consummated, in addition to the shareholders' approval described in this transaction statement, the merger must be sanctioned by the Prefecture. The Prefecture reviews the legality of the merger process to ensure that all necessary procedures have been followed properly. The Prefecture does not review or evaluate the terms of the merger to ascertain or ensure the fairness of the transaction.

ADDITIONAL INFORMATION

Purchases of TIM Hellas Securities During Past Two Years

        Except as described in this transaction statement, none of TIM Hellas, the members of the Buyer Group, or any of the officers and directors listed above, has purchased or sold any TIM Hellas securities during the past two years.

Current Ownership of Ordinary Shares, ADSs or DDRs by the Buyer Group

Name of Security Holder	Aggregate Number of Ordinary Shares or ADSs Beneficially Held	Percentage of Outstanding Ordinary Shares and ADSs
Troy GAC	67,831,121	80.87%

Agreements Involving TIM Hellas' Securities

        There are no agreements, arrangements or understandings, whether or not legally enforceable, between either TIM Hellas or Troy GAC or, to the best of the knowledge of either of TIM Hellas or Troy GAC, any of the officers or directors of either entity or of any of the other entities described above, and any other person, with respect to any securities of TIM Hellas.

Fees and Expenses

        The following is an estimate of the fees, costs and expenses currently expected to be incurred in connection with the merger:

Financing fees	€7,900,000
Legal fees and expenses	€2,500,000
Financial advisory fees and expenses	€2,000,000
Accounting fees and expenses	€1,100,000
SEC filing fees	€31,000
Greek filing fees	€45,000
Printing, mailing and related costs	€50,000
Miscellaneous	€50,000

        Apart from the fees and expenses of Morgan Stanley in connection with rendering its financial opinion and Ernst & Young in connection with its work relating to the transformation balance sheet and the merger (estimated to be approximately €600,000 in the aggregate, which will be paid by TIM Hellas), these fees and expenses will be incurred by, and be the responsibility of, Troy GAC.

        Troy GAC Telecommunications S.A.
TIM Hellas Telecommunications S.A.

QuickLinks

  Exhibit 99.(a)(1)
Table of Contents
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
SPECIAL FACTORS RELATING TO THE GOING PRIVATE TRANSACTION
THE EXTRAORDINARY GENERAL MEETING
THE MERGER
MARKET PRICES AND DIVIDEND INFORMATION
INFORMATION CONCERNING TIM HELLAS
INFORMATION CONCERNING THE BUYER GROUP
FINANCING FOR THE GOING PRIVATE TRANSACTION
REGULATORY APPROVALS
ADDITIONAL INFORMATION